UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Russ Berrie and Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RUSS BERRIE AND COMPANY, INC.
111 Bauer Drive
Oakland, New Jersey  07436

April 24, 2007

Dear Shareholder:

It is my pleasure, on behalf of your Board of Directors, to extend to you a cordial invitation to attend our Annual Meeting of Shareholders, which will be held this year at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, at 10:00 a.m. on Friday, May 18, 2007.

At the meeting, shareholders will be asked to elect nine directors and to transact such other business as may properly come before the meeting.

I look forward to greeting you at the meeting. Whether or not you expect to attend, I urge you to sign and return your proxy card immediately.

Sincerely,
Raphael Benaroya
Presiding Director

RUSS BERRIE AND COMPANY, INC.
111 Bauer Drive
Oakland, New Jersey  07436

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Friday, May 18, 2007

The Annual Meeting of Shareholders of Russ Berrie and Company, Inc. (the “Company”) will be held this year at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, on Friday, May 18, 2007, at 10:00 a.m. for the following purposes:

1.                To elect nine directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified; and

2.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 20, 2007 are entitled to notice of and to vote at such meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
Marc S. Goldfarb
Corporate Secretary
Oakland, New Jersey
April 24, 2007

Please complete, date, sign and promptly return your proxy card in the enclosed envelope.

RUSS BERRIE AND COMPANY, INC.
111 Bauer Drive
Oakland, New Jersey  07436

PROXY STATEMENT
dated April 24, 2007

This Proxy Statement and the form of proxy will be mailed to shareholders on or about April 24, 2007. This Proxy Statement pertains to the Annual Meeting of Shareholders of Russ Berrie and Company, Inc. (the “Company”), which will be held this year at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, on Friday, May 18, 2007, at 10:00 a.m.

Some Questions You May Have Regarding this Proxy Statement

Q.              Why am I receiving these materials?

A.              This Proxy Statement and the enclosed proxy card are being furnished in connection with the solicitation by the Board of Directors (“Board”) of the Company of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 18, 2007, at 10:00 a.m. (the “2007 Meeting”), at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, 07436, and at any adjournments or postponements thereof.

Q.              Who may vote at the meeting?

A.              Shareholders of record at the close of business on March 20, 2007, will be entitled to one vote for each share of common stock of the Company, stated value $.10 per share (“Common Stock”), they then held on all matters to come before the meeting. There were outstanding on that date 21,076,496 shares of Common Stock. The Company has no other class of stock outstanding.

Q.              What proposals will be voted on at the meeting?

A.              There is one Company proposal to be considered and voted on at the meeting, which is to elect nine directors to the Board, each to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.

We will also consider other business that properly comes before the meeting in accordance with New Jersey law and our Bylaws.

Q.              How does the Board recommend I vote?

A.              Please see the information included in this Proxy Statement relating to the proposal to be voted on. Our Board unanimously recommends that you vote “FOR” each of the nominees to the Board.

Q.              What happens if additional matters are presented at the annual meeting?

A.              The Board knows of no business to be presented at the 2007 Meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, or any adjournment thereof, the holders of the proxies intend to use their discretionary authority to vote the proxies in accordance with their best judgment on such matters.

Q.              How do I vote?

A.              If your shares are registered directly in your name with our transfer agent, Registrar & Transfer Company, you are considered a shareholder of record, or “record holder” with respect to those shares, and the proxy materials and proxy card are being sent directly to you by the Company. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

If you hold your shares through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the “beneficial owner” of shares held in “street name”, and the proxy materials are being forwarded to you by such nominee together with a voting instruction card. The organization holding your shares is considered the “record holder” for purposes of voting at the 2007 Meeting. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares using the voting instruction card. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain appropriate instructions and a valid proxy from such record holder.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

Q.              What constitutes a quorum, and why is a quorum required?

A.              A quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the 2007 Meeting will constitute a quorum, permitting us to conduct the business of the meeting.

Q.              How are directors elected?

A.              Directors are elected by a plurality of the votes cast by holders of shares entitled to vote thereon at the 2007 Meeting (in person or by proxy). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes, see below) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

Q.              How are other matters decided?

A.              In general, the affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon at the 2007 Meeting (in person or by proxy) is required for a particular matter to be deemed an act of the shareholders. For certain corporate actions, New Jersey law may require a greater percentage of affirmative votes in order to be effective.

Q.              What if I don’t vote or abstain?  How are broker non-voters counted?

A.              Broker NonVotes:   If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that matter. Under NYSE rules, brokers or other nominees may not exercise discretionary voting power on certain matters.

Effect of Abstentions and Broker Non-Votes:   If your shares are treated as an abstention or broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. However, abstentions and broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary matters. Therefore, with respect to any matter requiring the approval of the affirmative vote of a majority of the shares present in person or represented by proxy, abstentions and broker non-votes will have the same effect as a vote against the matter, and, with respect to the election of directors, abstentions and broker non-votes will be excluded when calculating the number of votes cast on the matter.

Q.              If my shares are held in street name by my broker, will my broker vote my shares for me?

A.              Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q.              Can I revoke my vote after I have delivered my proxy?

A.              Yes. An executed proxy may be revoked at any time by written notification to the Corporate Secretary of the Company at the Company’s corporate headquarters if such notice is actually received by the Corporate Secretary before such proxy is exercised, by signing a later-dated proxy card that is actually received prior to the meeting, or by attending and voting at the meeting in person. Remember that if you are a beneficial owner of shares, you may not vote your shares in person at the 2007 Meeting unless you request and obtain a valid proxy from you broker, bank or other nominee. Proxies in the accompanying form which are properly executed by shareholders, duly returned to the Company and not revoked will be voted in the manner specified. If no specification is indicated, the proxy will be voted for the nominees for director named in this Proxy Statement and in accordance with the discretion of the proxy holders on any other matters properly presented at the 2007 Meeting.

Q.              Who will count the votes?

A.              A representative of our transfer agent will judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the 2007 Meeting.

Q.              Who will bear the cost of soliciting votes for the meeting?

A.              The cost of solicitation will be borne directly by the Company.

Q.              Whom should I call with other questions?

A.              If you have additional questions about this Proxy Statement or the 2007 Meeting or would like additional copies of this document or our Annual Report on Form 10-K for the year ended December 31, 2006, please contact:  Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07426, Attention:  General Counsel, Telephone:  (201) 405-2454.

This proxy statement is accompanied by the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”), including financial statements and financial statement schedules, filed with the Securities and Exchange Commission (“SEC”), but excluding exhibits. Exhibits to the 2006 10-K will be provided upon request and payment of the Company’s reasonable expenses in connection therewith. Any such request should be addressed to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attention:  Chief Financial Officer.

ELECTION OF DIRECTORS

Our Board currently consists of twelve members. The current Bylaws of the Company permit the Board to have no fewer than three and no more than thirteen directors. However, in order to comply with the provisions of the IRA (defined below), the Company has agreed that it will take all reasonable action within its control to cause the Board to be comprised of nine members, including two Prentice Directors and two Laminar Directors (each as defined below). As a result, the Board has resolved to set the number of directors of the Company at nine, and proxies cannot be voted for a greater number of persons. In connection therewith, Messrs. Epstein, Klatskin and Kling have determined not to stand for election to the Board at the 2007 Meeting. Each of the remaining members of the Board (other than Mr. Wahle, discussed below) has been nominated for election at the 2007 Meeting to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

As of August 9, 2006, investment entities and accounts managed and advised by Prentice Capital Management, L.P. (“Prentice”) purchased 4,399,733 shares of the Common Stock of the Company from The Russell Berrie Foundation (the “Foundation”), pursuant to a share purchase agreement with the Foundation. Also as of August 9, 2006, D. E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) purchased 4,399,733 shares of Common Stock from the Foundation pursuant to a share purchase agreement with the Foundation. The total of 8,799,466 shares of Common Stock purchased by the Prentice entities and Laminar as described above (collectively, the “Purchases”), represent approximately 42% of the Company’s outstanding shares of Common Stock, and all shares of Common Stock owned by the Foundation. The Foundation became the holder of all Common Stock held by the Estate of the late Russell Berrie, the Company’s founder, and The Russell Berrie 2002A Trust earlier in 2006. The Company was not a party to either share purchase agreement nor did it receive any of the proceeds from the Purchases.

In connection with the Purchases, as has been previously reported, as of August 10, 2006, the Company entered into an Investors’ Rights Agreement (the “IRA”), with Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, S.A.C. Capital Associates, LLC, PEC I, LLC, Prentice Special Opportunities Master, L.P. and Prentice Special Opportunities, LP (collectively, the “Prentice Buyers”) and Laminar. Pursuant to the IRA, and subject to the limitations set forth therein, the Company has generally agreed, among other things, to nominate for election with respect to all stockholders meetings or consents concerning the election of members of the Board, two persons designated by Prentice (“Prentice Directors”), and two persons designated by Laminar (“Laminar Directors”), provided, that the number of Prentice Directors and Laminar Directors shall be decreased as set forth in the IRA if the number of shares of Common Stock held by Prentice or Laminar, as applicable, decreases to specified levels set forth therein; and provided further, that at any time that Prentice shall have the right to designate more than one Prentice Director, at least one of such designees shall be an Independent Director, and at any time that Laminar shall have the right to designate more than one Laminar Director, at least one of such designees shall be an Independent Director (defined generally as (i) “independent” for purposes of the governance rules of the New York Stock Exchange and (ii) “independent” under such rules if Prentice and Laminar were the listed company with respect to which independence is being determined). The Company has waived the requirement set forth in clause (ii) above for Laminar with respect to 2006 and 2007.

The election of directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting. It is intended that proxies in the accompanying form which do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the persons named below. All of the persons named below, other than Mr. Ciampi, are currently directors of the Company. Mr. Salibello was recommended by a non-management director; Mr. Horowitz was recommended by another non-management director; Messrs. Zimmerman and Ciampi were recommended by Prentice to be the Prentice Directors; and Mr. Posner and Ms. Krueger (formerly

Robertsen) were recommended by Laminar to be the Laminar Directors. Mr. Wahle was a Prentice Director during 2006, but as of March 13, 2007, Prentice and Mr. Wahle mutually agreed that he will not stand for election at the 2007 Meeting. Subject to the terms of the IRA, should any nominee become unable or unwilling to serve as a director, the proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees nominated by the Board in place of those who are not candidates. At this time, the Board knows of no reason why any nominee might not be a candidate at the meeting.

The information set forth below concerning the nominees has been furnished by them to the Company. Age and other information is as of April 10, 2007.

Name	Age	Director Since	Principal Occupation; Other Public Directorships
Raphael Benaroya(1)(2)(4)	59	1993

Chairman of the Board, President and Chief Executive Officer, since 1989, of United Retail Group, Inc., which operates a chain of retail specialty stores. Mr. Benaroya is also Managing Director of American Licensing Group, L.P., which specializes in consumer goods’ brand name licensing.

Mario Ciampi	46	N/A

Mr. Ciampi currently serves as a consultant to Prentice(8), a New York-based hedge fund. From October 2004 to May 2006, he served as President of Disney Store—North America, a division of The Children’s Place Retail Stores, Inc., a specialty retailer of children’s merchandise. From 1996 to September 2004, he served in various capacities for The Children’s Place, most recently as Senior Vice President—Operations.

Andrew R. Gatto(4)(5)	59	2004

Mr. Gatto became President and Chief Executive Officer of the Company on June 1, 2004. Mr. Gatto was elected to the Board of the Company on April 9, 2004.(6) From 1997, until joining the Company, Mr. Gatto was Senior Vice President, Product Development, Imports and Strategic Sourcing for Toys “R” Us, a retailer of toys, children’s apparel and baby products.

Frederick J. Horowitz(1)(7)	42	2006	Since 2001, Mr. Horowitz has been the Chairman and CEO of A.P. Deauville, a value brand personal care company. Mr. Horowitz was elected to the Board of the Company on June 29, 2006.

Lauren Krueger (1)(2)	32	2006

Ms. Krueger joined the D. E. Shaw group in 2003, and since 2006, has served as a vice president in D. E. Shaw group’s credit-related opportunities unit, and a vice president of D. E. Shaw & Co., L.P., which is an affiliate and investment advisor of Laminar, a private investment fund focusing primarily on credit opportunity-related investment strategies.(8) Ms. Krueger was an associate in the restructuring group at Lazard Freres & Co. LLC, an investment bank, from 2002 to 2003. Ms. Krueger was elected to the Board of the Company on October 5, 2006.

William A. Landman(1)(2)(3)	55	1994	Principal, since 1987, and Chief Investment Officer, since March 1998, of CMS Companies, an investment firm.
Daniel Posner(4)	37	2006

Mr. Posner joined the D. E. Shaw group in January of 2002. Since 2005, he has served as managing director of D. E. Shaw & Co., L.P., which is an affiliate and investment advisor of Laminar,(8) and since 2002, he has served as head of the firm’s credit-related opportunities group. Since 2004, Mr. Posner has been a member of the investment committee for the D. E. Shaw group’s direct capital unit. Mr. Posner was elected to the Board of the Company on October 5, 2006.

Salvatore M. Salibello(3)	61	2006

Mr. Salibello founded Salibello & Broder LLP, a certified public accounting firm, in 1978, and is currently the firm’s managing partner. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Salibello currently sits on the Board of Directors of three closed-end mutual funds (Gabelli Dividend and Income Trust Fund, Gabelli Global Utility and Income Trust, and Gabelli Global Gold Nat’l Rest. Inc. Trust). He is also a director of Brooklyn Federal Bancorp, Inc., a bank. Mr. Salibello was elected to the Board of the Company on June 29, 2006.

Michael Zimmerman(2)(4)	37	2006

Mr. Zimmerman founded Prentice(8) in May 2005 and has been its Chief Executive Officer since its inception. Prior thereto, he managed investments in the retail consumer sector for S.A.C. Capital, a Connecticut-based hedge fund, from 2002-2005. Mr. Zimmerman also serves as a director of The Wetseal, Inc., a national specialty retailer of contemporary apparel and accessory items. Mr. Zimmerman was elected to the Board of the Company on October 5, 2006.

(1)          Member of Compensation Committee of the Board.

(2)          Member of Nominating/Governance Committee of the Board.

(3)          Member of Audit Committee of the Board.

(4)          Member of the Executive Committee of the Board. Mr. Gatto is an ex officio member of this committee.

(5)          Member of the Executive Management Committee. This committee was established in February 2005 to provide the Chief Executive Officer with a platform to discuss and receive input with respect to business strategies, product development, sourcing of products and other matters related to the affairs of the Company.

(6)          In accordance with the employment agreement between the Company and Mr. Gatto, Mr. Gatto may terminate his employment with the Company for “good reason” for any failure to maintain him as a member of the Board during his employment under such agreement.

(7)          In March 2002, Mr. Horowitz settled an administrative proceeding brought by the SEC regarding financial reporting at USA Detergents, Inc. during 1996 and 1997. Mr. Horowitz was an Executive Vice President, Chief Administrative Officer and a member of the Board of Directors of USA Detergents until he resigned in September 1997. In the settlement, Mr. Horowitz did not admit or deny the Commission’s allegations and consented to the entry of a cease and desist order requiring him not to cause any violation of Section 13(a) of the Securities Exchange Act of 1934. Mr. Horowitz has advised the Company that he had no responsibility for accounting or financial reporting matters at USA Detergents and that he agreed to the settlement in order to avoid protracted litigation with the SEC.

(8)          See “Security Ownership of Certain Beneficial Owners” and the second paragraph of this section.

CORPORATE GOVERNANCE

I.                   Independence Determinations

The Board of Directors of the Company (the “Board”) undertook a review of director independence in February 2007 (the “February Review”). During the February Review, the Board considered transactions and relationships between (i) each then-director, entities with which such director is affiliated and/or any member of such director’s immediate family and (ii) the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is “independent” in accordance with applicable rules and regulations of the New York Stock Exchange (the “NYSE”), applicable law, and the rules and regulations of the SEC. The Board based its determinations primarily on a review of the responses of such persons to questions regarding employment and compensation history, affiliations and family and other relationships between the Company, the directors, and entities with which such directors are affiliated, discussions and analyses with respect to the foregoing, and the recommendations of the Nominating/ Governance Committee.

As a result of the February Review and similar reviews conducted prior thereto (and thereafter with respect to Mr. Ciampi), the Board affirmatively determined that all of the Company’s directors and nominees from and after the 2005 Annual Meeting of Shareholders were and are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE, with the exception of Andrew Gatto and, while she remained a member of the Board, Angelica Berrie (who resigned as a member of the Board as of August 9, 2006). Andrew Gatto is not independent as a result of his employment as President and CEO of the Company. Ms. Berrie was not independent as a result of her employment as CEO of the Company prior to Mr. Gatto but within the previous three years.

In determining that each of the other directors and nominees is independent, in addition to confirming that none of the automatic disqualifications required by the NYSE are applicable to such directors, the Board also affirmatively determined that each such person has no direct or indirect material relationship with the Company or its subsidiaries. In making these determinations, the NYSE has noted that as its concern is independence from management, it does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. In addition, certain directors and nominees have relationships with other directors and/or stockholders of the Company and the Company from time to time has relationships with entities with which certain of such persons are affiliated, but not as partners, shareholders or officers. Although such relationships are not prohibited by the NYSE listing standards, they were nonetheless considered by the Board in making its independence determinations.

In connection with the following determinations, note that the Purchases were consummated as of August 9, 2006.

The Board’s specific determinations with respect to “material relationships” for each individual who was a director at any time during 2006 (for such period that such individual was a director, as applicable) and all nominees, are set forth below:

Mr. Benaroya (current director):   Relevant Facts: Chairman, President, CEO and significant stockholder of United Retail Group, Inc. (“United Retail”), an occasional customer of the Company; trustee of The Russell Berrie 2002A Trust (the “2002A Trust”). The 2002A Trust leased a certain facility to a subsidiary of the Company until April 25, 2006, when such facility was sold. In addition, the Foundation contributes from time to time to a charitable foundation chaired by Mr. Benaroya that benefits underprivileged children.

Determination:   Due to the insignificant amount of Company inventory purchased by United Retail, and the NYSE position that stock ownership is not a bar to an independence finding, these relationships were deemed immaterial. In addition, Mr. Benaroya is not a partner, shareholder or officer of the 2002A

Trust. The relationship with the charitable foundation is not a direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group). As a result of the foregoing, Mr. Benaroya was deemed independent.

Mr. Ciampi (director nominee and Prentice designee):   Relevant Facts: Mr. Ciampi has a consulting relationship with Prentice.

Determination:   As Mr. Ciampi’s relationship with Prentice does not constitute a relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), he was deemed independent.

Mr. Epstein (current director; not standing for election at the 2007 Meeting):   Relevant Facts: Messrs. Epstein and Klatskin and Ms. Berrie serve on the board of the same not-for-profit nursing home, to which members of the Berrie family and the Foundation contribute funds.

Determination:   This is not a direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group) and, as a result, Mr. Epstein was deemed independent.

Mr. Horowitz (current director):   As Mr. Horowitz has no direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), he was deemed independent.

Mr. Kaufthal (director until August 9, 2006):   Relevant Facts: Mr. Kaufthal is an officer of Bear, Stearns & Co., Inc. (“Bear Stearns”). Bear Stearns acts as a financial advisor to the Company from time to time and acted as exclusive financial advisor to the Company in connection with its acquisition of Kids Line, LLC. Bear Stearns has in the past managed approximately $50,000,000 of the Company’s cash balances for a fee (it no longer does so). Some of the officers and directors of the Company may have brokerage accounts at Bear Stearns. Mr. Kaufthal is on the board of the Foundation, is a trustee of the 2002A Trust, and is an executor of The Russell Berrie Estate. The 2002A Trust leased a certain facility to a subsidiary of the Company until April 25, 2006, when such facility was sold. The Estate leased one facility to the Company until January of 2007, and a partnership directly or indirectly owned by the Executors on behalf of the Estate and various relatives of Mr. Berrie leased another facility to the Company until January 31, 2006, when such facilities were sold. The Estate was also the primary obligor with respect to the EDA Bonds, described in the section captioned “Transactions with Related Persons.”

Determination:   As a result of (i) representations from Mr. Kaufthal that his indirect interest in any fees earned by Bear Stearns from the Company are immaterial to him ($0 in 2006), (ii) representations from Mr. Kaufthal that any fees earned by Bear Stearns from the Company are immaterial to Bear Stearns ($0 in 2006), (iii) the position of the NYSE that stock ownership is not a bar to an independence finding, and (iv) the fact that Mr. Kaufthal is not a partner, shareholder or officer of either the Estate or the 2002A Trust, Mr. Kaufthal’s relationships with the Company were deemed immaterial and Mr. Kaufthal was deemed independent.

Mr. Klatskin (current director; not standing for election at the 2007 Meeting):   Relevant Facts:   Mr. Klatskin is on the board of the not-for-profit nursing home discussed above with Mr. Epstein and Ms. Berrie. From time to time, Mr. Klatskin or his firm acts as a real estate broker with respect to additional space for the Company or the renewal of leases. In addition, in November 2005, the Company entered into an agreement with Klatskin Associates, pursuant to which Klatskin Associates acts as the exclusive broker for the sublease of certain property leased by the Company in Cranbury, New Jersey. Mr. Klatskin is the Chairman and Chief Executive Officer of Klatskin Associates.

Determination:   As (i) the not-for-profit relationship is not a direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group) and (ii) neither Mr. Klatskin (nor any of his affiliated firms) has received compensation for acting as a broker in at least the last several years (including under the November 2005 Agreement), these relationships were deemed immaterial and Mr. Klatskin was deemed independent.

Mr. Kling (current director; not standing for election at the 2007 Meeting):   As Mr. Kling has no direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), he was deemed independent.

Ms. Krueger (current director; Laminar designee):   Relevant Facts: Ms. Krueger is a vice president of D. E. Shaw group’s credit-related opportunities unit and a vice president of D. E. Shaw & Co. LP, which is an affiliate and investment advisor of Laminar.

Determination:   As Ms. Krueger’s relationship with the D. E. Shaw entities does not constitute a relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), she was deemed independent.

Mr. Landman (current director):   Relevant Facts: One of the Berrie family trusts holds illiquid minority investments in vehicles in which Mr. Landman serves as general partner; the Company pays insurance premiums with respect to one of its former executive officers, and CMS Companies (of which Mr. Landman is an executive) was the broker for such insurance coverage.

Determination:   (i) the relationship between the Berrie family trusts and Mr. Landman is not a direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), and (ii) with respect to the insurance brokerage, as a result of its indirect nature (the Company did not pay any brokers fees) and the fact that the amount of fees is insignificant, this relationship was deemed immaterial and Mr. Landman was deemed independent.

Mr. Posner (current director; Laminar designee):   Relevant Facts: Mr. Posner is managing director of D. E. Shaw & Co. LP, which is an affiliate and investment advisor of Laminar, and an employee of D. E. Shaw & Co., the sole managing member of Laminar.

Determination:   As Mr. Posner’s relationship with the D. E. Shaw entities does not constitute a relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), he was deemed independent.

Mr. Salibello (current director):   As Mr. Salibello has no direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), he was deemed independent.

Mr. Wahle (current director and Prentice designee; not standing for election at the 2007 Meeting):   Relevant Facts: his firm (Wahle Enterprises) had a consulting agreement with Prentice pursuant to which he was nominated as a Prentice Director (such agreement terminated effective January 31, 2007). Mr. Wahle was also president of a significant customer of the Company from 2002-2004.

Determination:   As neither Mr. Wahle’s relationship with Prentice nor his previous relationship with the customer constitutes a relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), he was deemed independent.

Mr. Weston (retired from the Board effective January 2, 2007):   Relevant Facts: Retired, in November 2004, from the board of directors of ADP, which provides payroll services to the Company; trustee of the 2002A Trust (which trust leased a certain facility to a subsidiary of the Company until April 25, 2006, when such facility was sold); gives certain contributions to charities with which the Berrie family is affiliated, and vice versa.

Determination:   (i) the charitable contributions do not constitute a direct or indirect relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), (ii) Mr. Weston is not an officer of ADP, and is currently retired from its Board, so there is no current direct or indirect relationship with respect to ADP, (iii) based on the expressed views of the NYSE, stock ownership is not a bar to an independence finding and (iv) Mr. Weston is not a partner, shareholder or officer of the 2002A Trust. As a result, Mr. Weston was deemed independent.

Mr. Zimmerman (current director and Prentice designee):   Relevant Facts: Mr. Zimmerman is the Managing Member of the general partner of Prentice and the Chief Executive Officer of Prentice. According to the Prentice Schedule 13D (defined in footnote (1) to the “Security Ownership of Certain Beneficial Owners” chart herein, Mr. Zimmerman may be deemed to be the beneficial owner of the shares of Common Stock purchased by the Prentice Buyers (although he disclaims beneficial ownership of such shares).

Determination:   As (i) Mr. Zimmerman’s relationship with Prentice does not constitute a relationship with the Company or its subsidiaries (and the Company has no parents in a consolidated group), and (ii) the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding, he was deemed independent.

II.              Board Meetings and Committees; Annual Meeting Attendance

The Board held fourteen (14) meetings during 2006. In 2006, no incumbent director attended fewer than 75% of the aggregate number of meetings of (i) the Board and (ii) any committees of the Board on which such director served (in each case, during the periods that such director served). It is the policy of the Company for Board members to attend the Company’s annual meeting of shareholders. Six of the nine Board members were present at the Company’s most recent annual meeting of shareholders. See the “2006 Director Compensation” table and subsequent narrative below for a description of the compensation paid to directors in 2006.

The Board maintains, among other committees, a standing audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating/governance committee (the “Nominating/Governance Committee”). Links to the current charters for each such committee can be found on the Company’s website located at www.russberrie.com under “Corporate Governance” and such charters are available in print to any shareholder who makes a written request therefor to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attention: Corporate Secretary.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, held nine (9) meetings during 2006. The Audit Committee currently consists of Messrs. Salibello (Chair), Kling, Landman and Wahle.* The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s function is to assist the Board in fulfilling its oversight responsibility by monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors, (4) the performance of the Company’s internal audit function, (5) the investments made by the Company, and (6) any transactions between related parties (including, without limitation, officers, directors and principal shareholders) and the Company, other than normal and usual employment compensation arrangements with the Company. The Board has affirmatively determined that each member of the Audit Committee is independent (as defined in Section 303A of the listing standards of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 promulgated thereunder) and may serve on the Audit Committee. The Board has affirmatively determined that the Chair of the Audit Committee, Mr. Salibello, is an “audit committee financial expert”, as that term is defined in Item 407(d)(5) of Regulation S-K, and, as described above, is “independent” for purposes of the listing standards of the NYSE. The report of the Audit Committee is set forth in this Proxy Statement.

*                    Messrs. Kling and Wahle are not standing for election at the 2007 Meeting.

Compensation Committee

The Compensation Committee, which held ten (10) meetings during 2006, currently consists of Messrs. Benaroya, Horowitz, Landman, Kling, Wahle and Ms. Krueger.** Each member of the Compensation Committee is independent, as independence for such members is defined in the listing standards of the NYSE. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee reviews and approves remuneration arrangements for senior management of the Company (including annual base salary level, annual incentive opportunity level, long-term incentive opportunity level and any employment agreements, severance arrangements, and any change in control agreements/provisions) and makes recommendations to the Board with respect to the compensation of directors, and all incentive compensation and equity based plans. The report of the Compensation Committee is set forth in this Proxy Statement. In accordance with its charter, the Compensation Committee may form and delegate authority to subcommittees when appropriate, but has not done so to date.

Processes and Procedures

The Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to CEO and executive officer (including NEO) compensation, evaluating their performance in light of those goals and objectives, and setting their compensation levels based on this evaluation. In assessing performance against the objectives, the Compensation Committee considers actual results against the specific deliverables associated with each objective for each executive officer (including the CEO), the extent to which such objective was a significant stretch goal for the Company and/or the individual, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. In evaluating executive officers other than the CEO, the Compensation Committee receives significant input from the CEO, whose recommendations weigh heavily in the Committee’s overall annual assessment for each such executive. Such executive assessment is used by the Committee in determining or approving, as applicable, base salary adjustments, equity award amounts, as well as cash incentive compensation awards and performance goals, objectives and initiatives for the coming year. At the time of such executive assessments, the Compensation Committee also reviews and makes recommendations to the Board with respect to each element of the compensation of directors and all incentive-compensation plans and equity-based plans. The analysis of director compensation is based on a number of considerations, including prior practice, the recommendations of our compensation consultants (discussed below) and competitive market and industry information. Management is not involved in determining the amount or form of director compensation.

The Compensation Committee’s charter grants it the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of executive compensation (and grants the Compensation Committee sole authority to approve the consultant’s fees and other retention terms). We do not put a premium on “benchmarking”, although the Compensation Committee directly engaged AON Consulting (“AON”) in 2005 to provide information and assist in establishing the overall compensation package of certain key executive officers for 2006. AON had also been retained in 2005 to perform an analysis and evaluation of directors’ compensation. In addition to talking to members of our Compensation Committee, AON also contacted certain of our executive officers and other employees in our human resources and legal department to obtain historical data and insight into previous compensation practices. AON’s recommendations with respect to base salary, bonus and equity incentive compensation were based on peer groups consisting of firms comparable in size and/or industry to ours. Our Compensation Committee took AON’s recommendations into consideration when setting compensation for fiscal 2006, however, such consultant’s recommendations constituted only one of the many factors considered by the Committee in its overall determination.

**             Messrs. Kling and Wahle are not standing for election at the 2007 Meeting.

The Compensation Committee directly engaged James F. Reda and Associates, LLC (“Reda”) in 2007 to provide information and assist in the establishment of the overall compensation package for the Company’s NEOs and certain other key executive officers for 2007. Reda was instructed to prepare an analysis of the cash compensation, short-term and long-term incentive compensation of executives at peer companies comparable in size and industry to ours. In connection therewith, Reda also spoke with members of our Compensation Committee, certain of our executive officers and other employees in our human resources and legal department. Our Compensation Committee took Reda’s recommendations into consideration when setting compensation for fiscal 2007, however, as with AON, Reda’s recommendations constituted only one of the many factors considered by the Committee in its overall determination. Director compensation has not been changed to date from the current arrangements approved in May of 2005. See the sections captioned “How We Choose Amounts for Each Element of Our Compensation Program” and “Role of Management” in the Compensation Discussion and Analysis below for a detailed description of the factors considered by the Compensation Committee in establishing the compensation of our key executives, as well as the role of management with respect thereto. The Compensation Committee has also directly engaged independent legal counsel to advise on various legal issues affecting compensation programs and processes.

Nominating/Governance Committee

The Nominating/Governance Committee, which held seven (7) meetings in 2006, consists of Messrs. Benaroya, Epstein, Landman, Zimmerman and Ms. Krueger.* Each member of the Nominating/Governance Committee is independent, as independence for such members is defined in the listing standards of the NYSE. The Nominating/Governance Committee operates under a written charter adopted by the Board. The Nominating/Governance Committee develops corporate governance principles applicable to the Company and oversees the evaluation of the Board and the management of the Company. In addition, the Nominating/Governance Committee identifies and recommends to the Board individuals who are qualified, consistent with criteria approved by the Board, to be selected as nominees for election as a director of the Company, as well as members of the various committees of the Board.

Minimum Qualifications for Board of Directors Nominees

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board. Accordingly, Board candidates will be considered by the Nominating/Governance Committee based upon various criteria, including, but not limited to, their broad-based business and professional skills and experiences, concern for the long-term interests of the shareholders, and their reputation, personal integrity and judgment. In addition, directors must have sufficient time available to devote to Board activities and to enhance their knowledge of the consumer goods and related industries. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

*                    Mr. Epstein is not standing for election at the 2007 Meeting.

Identification and Evaluation Process Related to Director Nominations

The Nominating/Governance Committee will recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders and shall recommend additional candidates to fill vacancies as needed, in accordance with the procedures set forth below. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the Nominating/Governance Committee first determines whether the candidate must be “independent” as defined by applicable securities laws, the rules and regulations of the SEC and the listing standards applicable to the Company. The Nominating/Governance Committee will identify potential candidates and may also engage, if it deems appropriate, a professional search firm, but has not done so to date. The Nominating/Governance Committee will then meet to discuss and consider such candidates’ qualifications in light of the overall composition of the Board, the operating requirements of the Company, the long-term interests of the shareholders and the criteria for nominee selection approved by the Board. Contact will be initiated with preferred candidates, including, to the extent the Nominating/Governance Committee deems necessary, the requirement of the completion of informational questionnaires provided by the Nominating/Governance Committee to the candidate, as well as personal interviews of such candidates. After such procedure is complete, the Nominating/Governance Committee will meet to approve final candidates for recommendation to the full Board as set forth in its charter. The Nominating/Governance Committee will consider director candidates recommended by shareholders provided the published procedures established by the Company for such recommendations are followed by submitting shareholders. (See “Shareholder Recommendations for Director” below for such procedures and relevant provisions of the IRA.)  The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.

In accordance with the employment agreement between the Company and Mr. Gatto, Mr. Gatto may terminate his employment with the Company for “good reason” for any failure to maintain him as a member of the Board during his employment under such agreement.

Shareholder Recommendations for Director

The Nominating/Governance Committee will consider qualified candidates for director who are recommended by the Company’s shareholders in written submissions to the Corporate Secretary, 111 Bauer Drive, Oakland, New Jersey 07436. Written submissions of recommendations from a shareholder must be received at least 120 days before the date of release of the Company’s proxy statement to shareholders in connection with the previous year’s annual meeting (or if the current meeting has been moved by more than 30 days from the previous year’s meeting, or if no annual meeting was held during the previous year, at least 120 days before the date of release of the Company’s proxy materials in connection with the current year’s annual meeting) to be considered for the current year’s annual meeting, and should include the nominee’s qualifications and other relevant biographical information, including age, employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any). The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received after the 120 day period specified above will be considered for nomination at the next succeeding annual meeting of shareholders. The Nominating/Governance Committee will consider director candidates recommended by shareholders provided the procedures set forth above are followed by shareholders in submitting recommendations. The Nominating/Governance Committee retains discretion in the recommendation of nominees to the Board, and has no obligation to nominate a candidate recommended by a shareholder or to include such candidate in the Company’s proxy materials. Notwithstanding the foregoing, pursuant to the IRA, and subject to the limitations set forth therein, the Company has generally agreed, among other things, to nominate for election with respect to all stockholders meetings or consents concerning the election of members of the Board, two Prentice Directors and two Laminar Directors (subject to decrease as specified therein), provided further, that at any time that Prentice shall have the right to designate more than one Prentice Director, at least one of such designees shall be an Independent Director, and at any time that Laminar shall have the right to designate more than one Laminar Director, at least one of such designees shall be an Independent Director (defined generally as (i) “independent” for purposes of the governance rules of the New York Stock Exchange and (ii) “independent” under such rules if Prentice and Laminar were the listed company with respect to which independence is being determined). The Company has waived the requirement set forth in clause (ii) above for Laminar with respect to 2006 and 2007. In addition, the Company shall not be obligated to cause to be nominated for election to the Board or to recommend to the stockholders the election of any designee of Prentice or Laminar (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may require of its directors generally and such other information as the Company may reasonably request or (ii) if the Board or the Nominating/Governance Committee determines in good faith that such action would be inconsistent with its fiduciary duties or applicable law; provided, that in such event, the Company shall promptly notify Prentice or Laminar, as applicable, of the basis for such belief and, to the extent that the Board or the Nominating/Governance Committee continues to believe that such action is inconsistent with its fiduciary duties, shall permit Prentice or Laminar, as applicable, to provide an alternate nominee or nominees sufficiently in advance of the meeting of the stockholders called with respect to such nominees. In connection with the foregoing, Prentice designated Messrs. Zimmerman and Ciampi as the Prentice Directors and Laminar designated Mr. Posner and Ms. Krueger as the Laminar Directors, each of whom were considered and recommended by the Nominating/Governance Committee to the Board and accepted for inclusion as nominees for election as directors at the 2007 Meeting.

Communication with the Board of Directors

Any interested party who would like to communicate directly with the Company’s Board, including any individual director, the presiding director, a committee of the Board or the non-management directors as a group, may do so: (1) electronically by sending an e-mail to the following address:  theboard@russberrie.com; or, (2) by writing to:  Board of Directors, Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436, Attention:  Corporate Secretary. All such communications, via e-mail or in writing, will be forwarded by the Corporate Secretary to the appropriate Board member(s).

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines, a current version of which can be located on the Company’s website as follows:  www.russberrie.com under “Corporate Governance.”  Such guidelines are available in print to any shareholder who makes a written request thereof to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attention:  Corporate Secretary.

Executive Sessions of Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, non-management Board members will meet without management present at least quarterly at regularly scheduled executive sessions. “Non-management” directors are all those who are not Company officers. “Non-management” directors include such directors, if any, who are not independent by virtue of a material relationship with the Company, former status or family membership, or for any other reason. The Chairman presides at such meetings unless the Chairman is not a non-management director, or if the Board has no Chairman, in which case the presiding director will be chosen by the non-management directors. As the position of Chairman of the Board has not been filled since the retirement of Mr. Weston, who served as the Chairman until his retirement as of January 2, 2007, the non-management directors have chosen Raphael Benaroya to be the presiding director until such time as a new Chairman is elected.

Codes of Ethics

The Company has adopted a Code of Ethics for the Principal Executive Officer and Senior Financial Officers, as well as a more general Code of Business Conduct and Ethics. You can find links to current versions of each of these codes on the Company’s website located at www.russberrie.com under “Corporate Governance” and such codes are available in print to any shareholder who makes a written request thereof to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attention:  Corporate Secretary.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The “Committee” as used in this section refers to the Compensation Committee of the Board. “Named executive officers” or “NEOs” refer to the individuals set forth in the Summary Compensation table below, and “CEO” refers to our Chief Executive Officer.

Overview

We feel that the overall compensation levels of our executives (including our NEOs) should be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, however, we believe that compensation should be set at responsible levels, reflecting our continued focus on improving sales, margins and controlling costs and creating value for our shareholders. At the core of our compensation philosophy is our belief that compensation should be directly linked to performance. As a result, a substantial portion of the compensation of our executive officers is based upon achievement of corporate objectives as well as individual performance goals and initiatives. We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this view, opportunities under our incentive compensation program represent an increasing portion of total compensation as position and responsibility increase, as individuals with greater responsibility have greater ability to influence the Company’s achievement of targeted results and strategic initiatives. Similarly, equity-based awards generally represent a higher portion of total compensation for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Compensation Philosophy and General Objectives

Our compensation philosophy is designed to support our corporate objectives of attracting, retaining and motivating a quality management team while creating value for the Company’s shareholders. We believe that offering a competitive total compensation package to executives substantially centered around a reward-for-performance philosophy helps achieve these objectives. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We have designed our compensation program to support our specific business strategies and operational plans by clearly communicating what is expected of executives and by rewarding achievement. Different elements of our compensation program are geared to short and longer-term performance with the ultimate goal of increasing stockholder value over the long term. The material elements of our executive compensation program (which includes our NEOs) are: (i) base salary, (ii) annual cash incentive compensation and (iii) awards of equity compensation, including stock options and, from time to time, restricted stock.

Why We Choose to Pay Each Element

In general, we choose base salaries that are competitive relative to similar positions at companies of comparable size in our industry, in order to provide us with the ability to attract, retain and motivate employees with a proven record of performance. We use incentive compensation to provide a substantial cash payment opportunity based on annual Company or operating group financial performance, as applicable, as well as individual behavior. The opportunity for a more significant award increases when both the Company or a specific operating group and the executive achieve high levels of performance. Awards of stock options and restricted stock are used to provide our executives with upside opportunity with the improvement of the Company’s stock price and to provide incentives for retention, as such awards vest over time. In addition, we feel that equity awards align the interests of our executives with those of our shareholders and support the Company’s pay-for-performance philosophy (e.g., all the value received by the recipient from a stock option is based on the growth of the stock price above the option price, and correspondingly, the recipient is both incentivized to perform in a manner designed to increase shareholder value and exposed to the risk of the effect of negative performance on the Company’s stock price). We structure the size of the various elements awarded to all of our executives (including the NEOs) by balancing the interests of shareholders with the competitive need to provide an attractive overall compensation program. We believe that the various components of our compensation package together provide a strong link between compensation and performance on both the individual and Company level. We also feel that such elements, in the aggregate, fit into our overall compensation objectives by attracting and retaining high quality executives and creating a strong compensatory incentive to successfully implement our strategies and achieve the goals we set for our business. We do not believe that compensation should be based on the short-term performance of our stock, whether favorable or unfavorable, because we feel that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. Similarly, as we constantly strive for improved Company performance, amounts realizable from compensation awarded or earned in the past are generally not considered in setting other elements of compensation.

How We Choose Amounts for Each Element of Our Compensation Program

We do not have an exact formula for allocating among the different elements of our executive compensation program, including the division between cash and non-cash compensation and short and long-term incentives, although we do follow basic guidelines to ensure that a significant percentage of any executive’s aggregate compensation package (including that of the NEOs) is contingent upon either Company or operating group results as well as individual behavior.

We provide cash compensation in the form of base salary and annual incentive compensation. The latter element is provided to assure that a substantial portion of total compensation is based on a reward of superior performance with respect to specific objectives, initiatives and strategic goals. The incentive compensation awards are based on specified percentages of base salary. The determination of such percentages is discussed below, and with respect to our named executive officers in 2006, ranged from a maximum potential payment of approximately 60% to 75% of base salary in the event that the maximum targets and the highest level of individual objectives and initiatives were achieved.

Our policy for allocating between long-term and currently paid compensation is to establish adequate base compensation to attract and retain personnel, while providing sufficient incentives to maximize long-term value for us and our shareholders. Equity award grants depend on the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the individual’s historic and recent performance, as well as the value of stock options in relation to other elements of total compensation. The last general equity award made to our named executive officers was on May 2, 2005, and all equity awards to our named executive officers in 2005 are set forth below:

NEO	# OF OPTIONS AWARDED
Andrew Gatto	100,000
Anthony Cappiello	50,000	*
Marc S. Goldfarb	40,000	*
James J. O’Reardon, Jr.	10,000
Jeffrey Bialosky	25,000
Keith Schneider	105,000	*
John Wille	60,000

*                    Messrs. Cappiello and Goldfarb received the amounts set forth above 90 days following the commencement of their employment; Mr. Schneider received an initial grant on May 2, 2005 of 30,000 options and an additional grant of 75,000 options in December 2005 in connection with his relocation and increased job responsibilities.

No equity awards were made to executive officers in 2006. See the sections captioned “Special Considerations for 2006” and “Stock Options and Restricted Stock” below.

The particular amount of each element of our executive’s compensation (including that of the NEOs) for a particular year is determined by or with the approval of the Committee, which uses the following “considerations”, among others, in making such determinations: (i) the results of the executive assessment for such executive for the previous year; (ii) the anticipated difficulty of achieving stated goals and objectives in the coming year; (iii) the value of such executive’s unique skills and capabilities to support long-term performance of the Company; (iv) the contribution of such executive as a member of the executive management team; (v) the scope of the individual’s responsibilities and their relative complexity; (vi) competitive market and industry information, including reports on performance versus a peer group of companies; (vii) the recommendations of our compensation consultant, if any; (viii) the contributions of such executive beyond his or her immediate area of responsibility; and (ix) internal pay equity. Certain of these considerations are given greater weight depending on the element of compensation under consideration, as is discussed with respect to each element below. In making decisions with respect to any element of an executive’s compensation, the Committee considers the total compensation that may be awarded to such individual. In addition, in reviewing and approving employment agreements and arrangements for executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement or arrangement, including perquisites and post-termination compensation. The goal of the Committee is to set aggregate compensation levels that are reasonable when all elements of potential compensation are considered.

Special 2006 Considerations

Due to several extraordinary factors impacting the Company during 2006, primarily related to the extensive re-engineering of the gift segment in connection with our Profit Improvement Program (described below), management was unable to prepare certain detailed budgets and objectives for the Company and its gift segment early in the year, which in turn prevented the Company from implementing certain compensation decisions in accordance with its customary schedule (during the first quarter of the year). As a result, provisions, targets and objectives with respect to the Company’s incentive compensation programs for 2006 were not finalized until September 2006, and were based upon the budget prepared for the remainder of the year following the completion of the development of the Profit Improvement Program, and incentives that had been communicated by the Board to senior executives throughout the year. The most significant of these extraordinary factors are discussed below.

Profit Improvement Program

During 2006, as an expansion of our November 2005 restructuring and ongoing analysis, we commenced the development and phased implementation of a Profit Improvement Program (“PIP”) with respect to our global gift business. As the creation of the PIP involved the analysis and re-evaluation of key operational aspects of our gift business, management focused a significant degree of its efforts during the year on the PIP’s development and implementation, including the engagement of an independent advisor in connection therewith. Development of the PIP focused on the reengineering of the manner in which the gift segment operates and reduction of the size of the gift business by focusing on the most profitable products, customers and territories as a means of providing a platform for potential profitable growth in the future. As part of the PIP, among other previously-reported measures, we eliminated various US gift segment executive and non-executive positions, consolidated our warehousing, terminated our direct sales and distribution operations in various countries in Europe, restructured certain of our sales and related operations in the U.K., and reduced our SKU count and focused our product development efforts.

Revitalizing Product Development

During 2006, in connection with the Profit Improvement Program, the Company refocused its gift segment product development efforts on categories where it commands an authoritative position, and reduced the number of stock-keeping units (SKUs) from approximately 14,000 to approximately 5,700.  This significantly smaller and more focused product development effort is expected to generate significant product development efficiencies and has resulted in the introduction (or planned introduction) of a 2007 product line that consists of approximately 70% new products.  In a more typical year, the Company would generally expect to replace approximately 40% of its product line with new product introductions.

Refinancing

In order to reduce overall interest expense and gain increased flexibility with respect to the financial covenant structure of the Company’s senior financing, we refinanced our credit facility during 2006 and entered into separate credit agreements for each of our operating segments. As part of this refinancing, the Company formed a wholly-owned Delaware subsidiary, Russ Berrie U.S. Gift, Inc., to which it assigned substantially all of its assets and liabilities which pertain primarily to its domestic gift business, such that separate loan facilities could be made directly available to each of the Company’s domestic gift business and infant and juvenile business, respectively. The assignment reinforced the operation of the Company as two separate segments.

Foundation Sales

Throughout 2006, we cooperated with The Russell Berrie Foundation in its efforts to diversify its holdings, which resulted in separate August 2006 sales by the Foundation totaling an aggregate of approximately 42% of the Company’s outstanding shares. Such cooperation included the significant attention of management to due diligence and related matters, and resulted in the negotiation and execution by the Company of the IRA in connection with such sales.

Internal Control Over Financial Reporting

Also throughout 2006, we focused on curing the material weakness previously identified in connection with our internal controls over financial reporting, which we concluded was achieved by the end of the third quarter of 2006. In connection therewith, management spent a significant amount of time and attention to: (i) reorganizing the reporting structure and responsibilities of the employees within our finance department, (ii) hiring additional qualified staff members with the required technical and financial reporting expertise, (iii) implementing changes in the senior level management of our finance department, (iv) implementing time lines and strengthening internal reviews of reporting packages from the Company’s operating units, and (v) improving the timeliness of reporting to management and in meeting external reporting requirements in a timely manner.

Ongoing Process

Evaluation of executive performance and consideration of our business environment are year-round processes which culminate in the executive assessments discussed above. In addition to the involvement of the Committee in the determination of performance targets and objectives, meetings of the Committee or the full Board over the course of the year include reviews of financial reports on year-to-date performance versus budgeted performance and prior year performance; review of information on each executive’s stock ownership and option holdings and estimated grant-date values of stock options; review of charts setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites, other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change-in-control.

Role of Management

Senior management plays an important role in our executive compensation decision-making process, due to its direct involvement in and knowledge of the business goals, strategies, experiences and performance of the Company and its various operational units. With respect to our executive incentive compensation program (which is described in detail below), the Committee engages in active discussions with the CEO concerning (i) who should participate in the program and at what levels, (ii) which performance metrics should be used in connection with different operational groups, and (iii) the determination of performance targets, as well as individual goals and initiatives for the coming year, where applicable, and whether and to what extent criteria for the previous year have been achieved. The CEO is advised by the other senior executives of the Company in recommending and determining the achievement of individual goals and initiatives for those executives that do not report directly to him. With respect to equity grants, the CEO makes recommendations to the Committee as to appropriate grant levels for executives. In making these recommendations, the CEO is advised by the other senior executives with respect to those executives that do not report directly to him. The Committee reviews the appropriateness of the recommendations of the CEO with respect to the foregoing and accepts or adjusts such recommendations in light of the “considerations” applicable to the relevant element of compensation. In addition, the senior executives of the Company are involved in the compensation-setting process through: (i) their evaluation of employee performance used in connection with the annual executive assessments, and (ii) their recommendations to the CEO and/or Committee with respect to base salary adjustments. Senior executives also prepare meeting information for the Committee upon request.

Individual Elements and Award Objectives of Our Compensation Program

Base Salaries

The objective of base salary is to provide current compensation that reflects job responsibilities, value to the Company and individual performance, while maintaining market competitiveness. A minimum base salary for Mr. Gatto is determined by his employment agreement. See the section captioned “Employment Agreements and Arrangements” following the Summary Compensation Table for a description of the material terms of Mr. Gatto’s employment agreement. The Committee annually reviews and approves base salary adjustments for the named executive officers, including the CEO, as part of the annual executive assessments, and at the time of any promotion or other change in responsibilities. In this context, the

Committee does not rely on predetermined formulas or a limited set of criteria, however, the following “considerations” factor most heavily in the determination of base salary adjustments: (i) the results of the executive assessment discussed in the section captioned “Compensation Committee” above for such executive for the previous year; (ii) the value of such executive’s unique skills and capabilities to support long-term performance of the Company; (iii) competitive market and industry information, including a review of national and regional compensation surveys with respect to merit base salary increases for the year; (iv) the recommendations of our compensation consultant, if any, and (v) the consumer price index increase for the applicable geographic region for the applicable year. In light of our financial results and focus on cost-containment measures, however, base salaries of the named executive officers (as well as virtually all employees with annual salaries above $100,000) remained level for 2006 relative to 2005. For 2007, modest increases were made to the base salaries of our NEOs (other than the CEO, whose base salary remained level), based on the factors set forth above, except that Messrs. O’Reardon and Bialosky received more substantial increases as a result of their new positions and increased responsibilities. See the Summary Compensation Table for base salaries of our named executive officers during 2006.

2006 Cash Incentive Compensation

During 2004, the Committee devoted extensive attention to redesigning our cash incentive compensation programs, with particular emphasis on redefining the process for establishing individual targets and challenges for executive officers and other eligible individuals, and establishing new standards and criteria for incentive compensation eligibility. As a result, commencing in 2005, we initiated our Incentive Compensation Program for specified employees (the “IC Program”). The IC Program was in effect for 2006 and will be in effect for 2007 as well. Mr. Gatto was included in the IC Program in 2006 and 2007 in lieu of certain incentive compensation provisions of his employment agreement, which were similar in operation to the IC Program. Mr. Bialosky did not participate in the IC Program in 2006 because, as detailed in the IC Program, members of the Company’s sales force are generally not eligible to participate therein. As described below, however, Mr. Bialosky was eligible to receive a cash bonus in 2006 based upon various performance metrics associated with our national accounts business, which was Mr. Bialosky’s principal area of responsibility for most of 2006. Mr. Cappiello’s employment agreement guaranteed payment of a minimum of $65,000 in 2006 in respect of the IC Program, to be paid in four equal quarterly installments, and Mr. Schneider’s employment arrangement with the Company specified that $100,000 of his potential IC award for 2006 was guaranteed to be paid in four equal quarterly installments (however, as a result of the termination of his employment with the Company in November of 2006, he received $75,000 in respect of this provision). As Mr. Wille’s employment with the Company terminated prior to the payment of amounts for 2006 in respect of the IC Program, he did not receive any amounts with respect thereto. See “Employment Contracts and Arrangements” below.

The IC Program was established to provide designated employees of the Company and its subsidiaries with an opportunity, in each year that the IC Program is in effect, to earn substantial cash remuneration beyond their base salary based on (i) the attainment of specified operating objectives by the Company (or specified divisions thereof), (ii) fulfillment of specified individual goals and objectives established for specified participants, and (iii) fulfillment of (x) individual initiatives established for specified participants and (y) initiatives to be mutually agreed upon by such participants and their direct supervisors. The objectives of the IC Program are to, among other things, (1) more closely align participants’ interests with those of shareholders, (2) reward participants for contributing to the short and long-term growth of the business, (3) provide participants with a more meaningful role in the attainment of maximum compensation levels, (4) provide a competitive platform for compensation vis-à-vis the marketplace, and (5) serve as a recruitment and retention tool.

In connection with the establishment of the IC Program for 2006, and partially as a result of the factors described in the section captioned “Special 2006 Considerations” above, the Board approved the following modifications to the program (described in more detail below):

(i)    in 2005, the Chosen Metric (as defined below) for certain participant groups was based on operating income, whereas in 2006, the Chosen Metric for all participant groups was EBITDA (either consolidated or that of a specified operating group, as applicable), which is defined for this purpose as net income before net interest expense, provision for income taxes, depreciation, amortization and other non-cash, special or non-recurring charges (as determined by the Company);

(ii)   in 2005, all participants had a separate individual objectives component and an individual initiatives component; however, these two components were collapsed into one component for corporate participants in 2006;

(iii) in 2005, the gift segment was separated into two operational groups consisting of domestic gift participants and international gift participants governed by separate targets for each group, whereas for 2006, the gift segment was designated as one worldwide gift operational group governed by worldwide gift EBITDA targets;

(iv)  in 2005, corporate objectives were considered independently from the individual objectives and initiatives, whereas in 2006, for corporate and worldwide gift participants, 50% of each of the individual goals component and the individual initiatives component would have been forfeited in the event that the corporate objective Minimum Target (as defined below) was not achieved; and

(v)   participation levels were no longer determined by reference to a range for operational groups, but were determined on an individual basis, resulting from the fact that participation levels in the IC Program are based on individual performance indicators, rather than participation group affiliation.

Operation of the 2006 IC Program

Subject to certain specified exclusions set forth in the IC Program, participants consist of senior employees who work in specified operational groups of either the Company or its subsidiaries selected on an annual basis by the CEO in his sole discretion in consultation with the heads of business units and certain senior executives of his choice, in each case as approved by the Committee. Participants generally have the rank of vice president or above, but titles are not determinative. The operational groups in 2006 consisted of (i) corporate participants, (ii) worldwide gift participants, (iii) Sassy participants and (iv) Kids Line participants. The corporate participants for 2006 consisted of all NEOs other than Mr. Bialosky, who would be a worldwide gift participant except that he does not participate in the IC Program, and Mr. Schneider, who was a worldwide gift participant while in the employ of the Company until November 2006.

(a)   Participants were eligible to participate in the IC Program at specified levels (expressed as a percentage of annual base salary). The percentage for each participant (such participant’s “Applicable Percentage”) was determined for 2006 by the CEO and approved by the Committee. We believe the levels chosen are appropriate to ensure that a substantial portion of all of our executives’ total compensation is contingent upon the achievement of specified corporate objectives, as well as individual performance goals. This is consistent with our stated reward-for-pay philosophy, which in turn supports our compensation objectives of attracting and retaining a quality management team while creating value for our shareholders. Approval of a participant’s Applicable Percentage is based primarily on the following “considerations”: (i) the results of the executive assessment (discussed in the section captioned “Compensation Committee” above) for such executive for the previous year; (ii) the anticipated difficulty of achieving stated goals and objectives in the coming year, (iii) the value of such executive’s unique skills and capabilities to support long-term performance of the Company; (iv) the contribution of such executive as a member of the executive management team; and (v) the contributions of such executive beyond his immediate area of responsibility. During 2006, the Applicable Percentage and operational group for each named executive officer (other than Mr. Bialosky) was as set forth in the table in paragraph (b) below. For 2007, Mr. Goldfarb’s Applicable Percentage has been increased to 50%. The Applicable Percentages for the other NEOs currently employed by the Company have not been changed.

Each participant’s annual base salary multiplied by such participant’s Applicable Percentage equals a number (the “IC Factor”) that is used to determine such participant’s total incentive compensation which may be earned for the relevant year. As is explained below, however, the maximum amount of compensation that can be earned under the IC Program is greater than the IC Factor in the event that “stretch” goals are achieved by the Company.

With respect to the 2006 IC Program, the compensation for corporate participants was comprised of two separate components: a corporate performance component and a combined individual goals, objectives and initiatives component. The individual components were combined for corporate participants during 2006 to reflect the fact that the Board had identified certain critical activities and directed the corporate participants to focus their energies on the achievement/completion of such activities well in advance of finalization the 2006 IC Program. As a result, performance with respect to such activities was judged to be the best measurement of individual achievement for such participants for the year. For all other participant groups, compensation under the IC Program for 2006 was comprised of three separate components: a corporate component, an individual goals and objectives component and an individual initiatives component. Basing a portion of awards on individual goals, objectives and initiatives allows the Committee to play a more proactive role in identifying performance objectives beyond purely financial measures, including, for example, exceptional performance of an individual’s functional responsibilities as well as leadership, innovations, creativity, collaboration, growth initiatives and other activities that are critical to driving long-term value for shareholders. Each component may entitle a participant to earn a specified percentage of the IC Factor, as described below.

(b)   Establishing Corporate Objectives and Calculating the Corporate Component

Corporate objectives for each operational group consist of three separate levels of achievement (“Targets”) with respect to one or several specified measures of operating performance each year, such as operating income, EBITDA, etc. (the “Chosen Metric”). Both the Chosen Metric and the Targets required are determined by the CEO on an annual basis, as approved by the Committee. The Chosen Metric for all participant groups during 2006 (and until such time as they are changed) was EBITDA, determined as set forth above. The Committee believes EBITDA to be an appropriate metric by which to measure performance in recognition of the flexibility needed to counterbalance the special circumstances affecting the Company in terms of its gift segment restructuring initiatives in recent periods. There is no requirement that the Targets be based on or refer to budgeted levels of operating performance, or to any other plan or projection with respect to the Company’s business. Targets are calculated to include a reserve to fund IC payments.

For all participant groups during 2006 (including the participating NEOs), 50% of such participant’s IC Factor was designated the “Part A Amount”. The Targets consist of the following: (i) a specified minimum level of achievement in the Chosen Metric (the “Minimum Target”) required to earn an amount equal to 20% of a participant’s Part A Amount, (ii) a specified level of achievement in the Chosen Metric in excess of the Minimum Target (the “Target”) required to earn an amount equal to 100% of a participant’s Part A Amount, and (iii) a specified level of achievement in the Chosen Metric in excess of the Target (the “Maximum Target”) required to earn an amount equal to 200% of a Participant’s Part A Amount (or 100% of the IC Factor). In general, the Minimum Target was established to reward achievement of a significant percentage of budgeted performance targets. Achievement of the Target would generally represent a slight “stretch”, representing how the Company would perform if it achieved budgeted amounts, recognizing that the budgets are generally set at slightly optimistic levels, whereas the

Maximum Target was designed to be a true “stretch” goal for the Company or the relevant operational group. The Targets are based on consolidated Company performance for corporate participants and are based on the performance of the relevant business unit in the case of all other participant groups. Amounts earned for achievement of results between (i) the Minimum Target and the Target, and (ii) the Target and the Maximum Target, are in each case determined by a straight-line interpolation. No amounts are paid for achievement of results in excess of the Maximum Target. No amounts are paid for achievement of results below the Minimum Target. The Chosen Metric may change from year to year, different measurements may be used for different operating groups within the same year, and the Targets are expected to change each year. In determining whether any of the Targets were achieved for the year, the Committee may exercise its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings that it believes were not driven by the current performance or that otherwise had a distorting positive or negative impact relative to the performance of our executives (such discretion was not applied with respect to 2006). To the extent appropriate, the CEO or a participant’s direct supervisor, as applicable, also considers the nature and impact of such events in the context of ascertaining whether and to what extent the individual goals, objectives and initiatives discussed below have been achieved.

The following table sets forth information with respect to potential and actual awards under this portion of the IC Program for the named executive officers (other than Mr. Bialosky) during 2006:

NEO	Participant Group	App. %	Potential Award for Min. Target	Potential Award for Target	Potential Award for Max Target	Amt Awarded	% of Base Salary
Andrew Gatto	Corporate	40%	$26,000	$130,000	$260,000	$130,800	20.1
Anthony Cappiello	Corporate	50%	$16,260	$81,250	$162,500	$81,800	25.2
Marc S. Goldfarb	Corporate	40%	$12,000	$60,000	$120,000	$60,400	20.1
James J. O’Reardon, Jr.	Corporate	40%	$8,580	$42,900	$85,700	$43,100	20.1
Keith Schneider*	Gift	50%	$17,500	$87,500	$175,000	$75,000	21.4
John Wille**	Corporate	40%	$10,000	$50,000	$100,000	-0-	-0-

*                    As set forth above, as a result of the termination of his employment with the Company prior to the end of the fourth quarter of 2006, Mr. Schneider received $75,000 of the $100,000 guaranteed incentive compensation award for 2006. All of such amount has been allocated to the corporate component.

**             Mr. Wille was no longer employed by the Company at the time of payment of amounts earned under the IC Program for 2006, and in accordance with the provisions of the IC Program, he did not receive any payment with respect thereto.

(c)   Calculating the Individual Goals and Objectives Component

The individual goals and objectives for each participant for each year are determined by the CEO in his sole discretion in the event that the CEO is the participant’s direct supervisor or, in the event that the CEO is not the direct supervisor of the participant, by the CEO in consultation with the participant’s direct supervisor, and may be modified mid-year. As is described above, for 2006, the individual goals and objectives were combined with individual initiatives for corporate participants and were based on an appraisal of the overall performance of each such participant toward the achievement of the specified objectives, which included, among others, the following: (i) consummation of the refinancing of the Company’s debt facility into two separate facilities, (ii) designing and managing the implementation of the PIP, (iii) improving gross profit margins, (iv) cooperating with the Foundation in the pursuit of its diversification objectives, (v) completing cash management strategies commenced in late 2005, (vi) addressing and correcting the material weakness in the finance group, (vii) increasing product development efforts and productivity, and (viii) creating a holding company structure and a new gift operating subsidiary. With respect to other participants in the IC Program for 2006, the individual goals and objectives remained separate from the individual initiatives and were based primarily upon individual achievement of PIP related goals, either within the participant’s department or otherwise related to such participant’s responsibilities. With respect to Mr. Schneider, the individual goals and objectives were based on contributions with respect to domestic gift sales and related EBITDA (but see the footnote to the following table with respect to amounts received in 2006).

Each participant’s individual goals and objectives are evaluated by the participant’s direct supervisor, who determines in his/her sole discretion whether and to what extent such goals and objectives have been achieved and what, if any, percentage of the IC Factor has been earned, as approved by the Committee. Subject to the forfeiture provision discussed below, for corporate participants during 2006, as the individuals goals and objectives component was combined with the individual initiatives component, such participant could have earned between 0% and 50% of such participant’s IC Factor with respect thereto, whereas all other participants could have earned between 0% and 30% of such participant’s IC Factor with respect to this component. Not all goals and objectives are given equal weight in such determination. The individual goals and objectives are intended to be difficult to achieve, representing exemplary performance in areas within and outside of each participant’s daily activities. The particular payout level awarded, if any, in each case will depend on the assessment of the applicable supervisor and the Committee as to the degree of achievement attained, and will account for the difficulty of the particular goal, the scope of responsibility of the applicable individual and the complexity of the required tasks.

The IC Program for 2006 was modified to provide that eligibility for 50% of the potential earnings under the individual goals and objectives component for both corporate and worldwide gift participants would be forfeited if the relevant Minimum Target was not reached. This provision was added because, although the Company rewards superior individual behavior apart from corporate performance, it was deemed inappropriate to award individuals in the corporate and gift participation groups the maximum potential payout in the event that a minimum level of corporate performance for the year was not achieved. For both corporate and worldwide gift participants, however, the Minimum Target was reached in 2006, and accordingly, this forfeiture provision was not triggered.

The following table sets forth information with respect to potential and actual awards under this portion of the IC Program for the named executive officers (other than Mr. Bialosky) during 2006:

NEO	Max. Amt. Obtainable	% of IC Factor Earned	Amt. Awarded	% of Base Salary
Andrew Gatto	$130,000	50	$130,000	20.0
Anthony Cappiello	$81,250	50	$81,250	25.0
Marc S. Goldfarb	$60,000	50	$60,000	20.0
James J. O’Reardon, Jr.	$42,900	50	$42,900	20.0
Keith Schneider*	$52,500	-0-	-0-	-0-
John Wille**	$50,000	-0-	-0-	-0-

*                    As set forth above, as a result of the termination of his employment with the Company prior to the end of the fourth quarter of 2006, Mr. Schneider received $75,000 of the $100,000 guaranteed incentive compensation award for 2006, and did not receive any additional amounts in respect of this portion of the IC Program.

**             Mr. Wille was no longer employed by the Company at the time of payment of amounts earned under the IC Program for 2006, and in accordance with the provisions of the IC Program, he did not receive any payment with respect thereto.

(d)   Calculating the Individual Initiatives Component

The individual initiatives, which reflect a specific participant’s contributions that favorably affect sales, gross margin, profitability, expenses and/or other efficiencies, are determined by the CEO in his sole discretion in the event that the CEO is the participant’s direct supervisor or, in the event that the CEO is not the direct supervisor of the participant, by the CEO in consultation with the participant’s direct supervisor, and may be modified mid-year. Individual initiatives also include initiatives which have been mutually agreed upon by the participant and his/her direct supervisor. As discussed above, with respect to corporate participants for 2006, this component of the IC Program was combined with the individual goals and objectives component.

Each participant’s individual initiatives are evaluated by the participant’s direct supervisor, who determines in his/her sole discretion whether and to what extent such initiatives have been achieved and what, if any, percentage (subject to the forfeiture discussed below, from 0% to 20% for other than corporate participants during 2006) of the IC Factor has been earned, as approved by the Committee. Not all initiatives are given equal weight in this determination. The individual initiatives, like the individual goals and objectives, are intended to be difficult to achieve, representing exemplary performance. Award levels, if any, are ascertained in the same manner as the individual goals and objectives described above. Similar to the treatment of the individual goals and objectives component, the IC Program for 2006 was modified to provide that eligibility for 50% of the potential earnings under the individual initiatives component for corporate and worldwide gift participants would be forfeited if the relevant Minimum Target was not achieved, but as discussed above, this provision was not triggered in 2006.

Mr. Schneider (a gift participant) could have earned a maximum of $35,000 under this portion of the IC Program during 2006 (all other participating NEOs were corporate participants subject to the “combined” individual categories described above). However, as a result of the termination of his employment with the Company prior to the end of the fourth quarter of 2006, Mr. Schneider received $75,000 of the $100,000 guaranteed incentive compensation award for 2006, and did not receive any additional amounts in respect of this portion of the IC Program.

See the Summary Compensation Table for total amounts of incentive compensation earned by the named executive officers under the IC Program and otherwise during 2006.

Further Modifications to the IC Program for 2007

In response to the view of the Committee that measures of corporate performance are more appropriate for corporate participants than for participants in other operational groups, for 2007, the Company has eliminated the individual goals and initiatives component of the IC Program for such participants. We feel this change will (i) incentivize the corporate participants to pursue those objectives that are determined by the Board to be in the Company’s best interests throughout the year, (ii) encourage team-building and pursuit of common objectives that directly impact shareholder value and de-emphasize individual performance, and (iii) link the bonus of corporate participants more directly to overall corporate performance. In order to provide a modest opportunity for the Committee to reward extraordinary individual performance in the absence of the achievement of specified corporate objectives, however, a discretionary bonus pool for 2007 of up to an aggregate maximum of $150,000 for all corporate participants may be awarded to corporate participants by the Committee in its sole discretion, after consultation with the CEO or Board/Committee members, as applicable. As a result of the foregoing amendment, with respect to corporate participants in 2007, they will be eligible to earn 20% of their IC Factor in the event of achievement of the Minimum Target, 100% of their IC Factor in the event of achievement of the Target, and 200% of their IC Factor in the event of achievement of the Maximum Target. The Chosen Metric remains consolidated EBITDA, determined as set forth above. Other provisions with respect to the corporate component remain in effect for 2007.

Other modifications to the IC Program for 2007 include the following:

(i)    in light of the completion of the events described in “Special 2006 Considerations” above, gift participants have been divided into three separate participation groups as follows:  domestic gift participants, specified senior-level international gift participants (two individuals in 2007) and remaining international gift participants. Targets with respect to the corporate component for domestic gift participants will be based on worldwide gift EBITDA and Targets for remaining international gift participants will be based on various measures of international gift EBITDA;

(ii)   for one of the specified international gift participants, there will be no individual component, and with respect to the corporate component, 100% of his IC Factor will be based upon achievement of specified gift EBITDA targets:  international (50%), worldwide (30%) and European (20%). For the other specified international gift participant, 50% of his IC Factor will be based upon achievement of a Canadian gift EBITDA target, 30% of his IC Factor will be based upon achievement of an international gift EBITDA target, and 20% of his IC Factor will be based upon achievement of individual initiatives to be determined by the participant and his direct supervisor. The individual initiatives will be assessed in the same manner as individual initiatives for other participants in the IC Program. This category was created for particular individuals (based on their overall responsibility for distinct geographic areas) to encourage them to work not only towards the achievement of results in their particular geographic area but also beyond their immediate areas of responsibility;

(iii) for all participants whose incentive compensation for 2007 includes an individual goals and objectives component and an individual initiatives component, eligibility for 50% of the potential earnings under each such component will be forfeited if the relevant Minimum Target is not achieved; and

(iv)  for awards for 2007 and beyond, the Committee has been given the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable and appropriate, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Other than the foregoing, the IC Program for 2007 remains unchanged from the IC Program for 2006.

2006 Incentive Compensation for Mr. Bialosky

In September of 2006, the following incentive compensation arrangement was applicable to Mr. Bialosky:  achievement of a specified minimum sales target for national accounts and a related minimum profit margin target (in each case representing achievement of a significant percentage of budgeted performance targets) would have entitled Mr. Bialosky to an award equal to 30% of his then-annual base salary ($288,400); achievement of a specified higher sales target for national accounts and a related profit margin target level (representing in each case a slight “stretch” goal) would have entitled Mr. Bialosky to an award equal to 40% of his then-annual base salary; and achievement of a specified “stretch” sales target for national accounts and a related profit margin target level would have entitled Mr. Bialosky to an award equal to 50% of his then-annual base salary. Targets were established by the Company’s Chief Executive Officer, with the approval of the Committee. As a result of Mr. Bialosky’s concentration during the year on a smaller volume of business yielding higher profit margins for the gift segment, in accordance with the Company’s PIP, although sales numbers for national accounts did not reach the specified minimum target level, profit margins significantly exceeded the related requirement. In recognition of this achievement, the Compensation Committee used its discretion to approve an award to Mr. Bialosky of $100,000 for 2006 (equal to 34.7% of his base salary for the year).

2006 Incentive Compensation for Mr. Schneider

In accordance with the employment arrangement between Mr. Schneider and the Company, in addition to the guaranteed amounts of incentive compensation discussed above, Mr. Schneider was entitled to a one-time “super-incentive” bonus of a maximum of $100,000 for 2006, 50% of which could have been earned based upon achievement of a specified net sales target in the Company’s domestic gift business and up to 50% of which (based on a sliding scale from one-half to the full amount of the potential award) could have been earned based upon achievement of specified EBITDA for such business. Neither of these targets, which were intended to be significant “stretch” goals for Mr. Schneider, were achieved during 2006. In addition, Mr. Schneider was no longer employed by the Company at the time of payment of amounts earned under this arrangement for 2006, and in accordance with the provisions of such arrangement, he would not have received any payment with respect thereto.

See “Employment Contracts and Arrangements” below.

Stock Options and Restricted Stock

We feel that the award of equity compensation, typically in the form of stock options, fits into our overall compensation objectives because such awards align the interests of executives with those of the shareholders, support the Company’s pay-for-performance philosophy (all the value received by the recipient from a stock option is based on the growth of the stock price above the option price, and correspondingly, the recipient is exposed to the risk of the effect of negative performance on the Company’s stock price), foster employee stock ownership, and focus the management team on increasing value for the shareholders. In addition, stock options help to provide a balance to the Company’s overall compensation  program, as the IC Program focuses on the achievement of annual performance targets, objectives and initiatives, whereas the vesting period of stock options generally encourages executive retention and creates incentive for increases in shareholder value over a longer term. See the section captioned “Accounting Considerations” below for information with respect to the acceleration of the vesting of certain options. The Company decided not to grant equity awards to NEOs (or other employees) while the events described in the section captioned “Special 2006 Circumstances” above were continuing.

See the “Outstanding Awards at Fiscal Year End” table and accompanying footnotes below for a description of the material terms and amounts of outstanding stock options held as of December 31, 2006 by the named executive officers.

We award restricted stock from time to time to compensate executive officers in a manner that enhances their retention (due to their time-vesting feature) and to provide them with an equity stake in the Company, which encourages the alignment of their interests with those of our shareholders. In 2006, none of the named executive officers (or other executives) received restricted stock awards. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we realize that it may become necessary or desirable in the future to more regularly utilize forms of equity awards other than stock options as and when we may deem necessary.

Other Elements of Compensation and Related Benefits

Perquisites

We limit the perquisites that we make available to executive officers. Executives are entitled to few benefits that are not otherwise available to all of our employees. The perquisites provided to executives other than the CEO (whose perquisites are described in the section captioned “Employment Agreements and Arrangements” below) during 2006 included a car allowance and no more than two week’s extra annual vacation time. The Company’s health and insurance plans are the same for all employees. See the Summary Compensation Table below for a description of the perquisites provided to the CEO and the other named executive officers during 2006.

40l(k) Plan

The Company offers eligible employees the opportunity to participate in a retirement plan (the “401(k) Plan”) that is based on employees’ pretax salary deferrals with Company matching contributions pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company matches a portion (one-half of any amount up to 6% of salary contributed) of the compensation deferred by each employee. The Company’s matching contribution is fully vested after four years of employment at the rate of 25% per year of employment. See the section captioned “Termination of Employment and Change in Control Arrangements” below for a more detailed description of the 401k Plan. See the Summary Compensation Table for amounts contributed by the Company to the named executive officers under the 401k Plan during 2006.

Employee Stock Purchase Plan

Under the Company’s Amended and Restated 2004 Employee Stock Purchase Plan (“ESPP”), eligible employees, including the NEOs, are provided the opportunity to purchase the Company’s common stock at the lesser of 85% of the closing market price of the Company’s common stock on either the first trading day or the last trading day of the plan year. We feel that offering the opportunity to purchase our stock at a discount to our employees (including our executives) encourages the alignment of their interests with those of our stockholders. “Options” are granted to participants as of the first trading day of each calendar year, and may be exercised as of the last trading day of each plan year, to purchase from the Company the number of shares of common stock that may be purchased at the relevant purchase price with the aggregate amount contributed by each participant. In each plan year, an eligible employee may elect to participate in the plan by authorizing a payroll deduction of up to 10% (in whole percentages) of his or her compensation. No participant shall have the right to purchase Company common stock under this plan that has a fair market value in excess of $25,000 in any plan year. If an employee does not elect to exercise his or her “option”, the total amount credited to his or her account during that plan year is returned to such employee without interest, and his or her “option” expires.

Special Bonus Plan

On April 19, 2007, the Committee approved a bonus plan providing for the payment of cash bonuses to specified key executives of the Company upon the consummation of certain corporate transactions (the “Bonus Plan”). The amount payable, if any, under the Bonus Plan would be based upon the terms of the transaction(s). There can be no assurance as to whether a transaction that would call for the payment of a bonus will occur or as to the terms thereof. The Company believes that the aggregate amount payable, if any, under the Bonus Plan will not exceed approximately $1,500,000, which aggregate amount will be payable to the Chief Executive Officer and other specified NEOs.

Post-Termination Benefits

Change-in-Control Plan

As is more fully described in the section captioned “Termination of Employment and Change in Control Arrangements” below, participants in the Company’s change in control plan are entitled to specified benefits in the event of defined terminations in connection with a change in control. Under this plan, a change in control will generally be deemed to have occurred: (A) where any person or group, other than specified individuals and entities, becomes the beneficial owner of 25% or more of the voting power of the Company, (B) as a result of specified events, a defined group of directors (including certain newly-elected directors) ceases to be a majority of the Board, (C) consummation of specified business combinations, sales of assets or recapitalizations or similar transactions involving the Company, or (D) approval by the shareholders of a plan of liquidation or dissolution of the Company. We adopted this plan because we deemed it prudent and reasonable to provide this benefit in order to help ensure the cooperation and continuity of management should any of the aforementioned events occur, and to help eliminate from any decision-making process potential distractions caused by concerns over personal financial and employment security. The elements of the change in control definition were chosen to cover a diverse range of circumstances where either the ownership or leadership of the Company changes to a degree sufficient in our view to warrant the provision of protections to participants whose employment is terminated by the Company in order to encourage participants to continue their employment through a change in control to ensure a smooth transition when and if required. See the “Potential Payments Upon Termination or Change in Control” table and subsequent narrative below for a description of the potential amounts payable pursuant to this plan to our named executive officers (other than the CEO, who is not a participant in this plan) under specified assumptions.

Severance Policy

The Company’s severance policy applicable to employees who are domestic vice presidents or above (other than the CEO), described in further detail in the section captioned “Termination of Employment and Change in Control Arrangements” below, generally provides that in the event of a termination by the Company without cause and not in connection with a change in control (as defined in the Change in Control Plan), participants will be granted specified severance benefits. In addition, effective March 30, 2007, the severance policy specifies that in the event that the employment of eligible vice presidents is terminated in connection with the consummation of certain corporate transactions, the severance payments and benefits applicable to such terminated individual will be extended by an additional 4 months up to a maximum severance period of 12 months. These triggers were deemed appropriate to capture situations not governed by the Company’s change in control plan, to provide a limited degree of income protection to our executives in the event of a termination of employment by the Company other than for cause. We feel that the amounts provided pursuant to this plan are appropriately based on years of service and are reasonable in the context of our total compensation program. See the “Potential Payments Upon Termination or Change in Control” table and subsequent narrative below for a description of the potential amounts payable pursuant to this plan as of the end of 2006 to participating named executive officers under specified assumptions. See the Summary Compensation Table for a description of amounts paid or accrued to the named executive officers under this or other termination arrangements during 2006.

CEO Compensation

In determining the various components of Mr. Gatto’s compensation package, we reviewed a variety of factors we deemed appropriate, including, but not limited to, Mr. Gatto’s prior responsibilities and experience, most current compensation, scope of the position and current challenges and future plans of the Company. As a result of this analysis, on April 9, 2004, the Company entered into an employment agreement with Mr. Gatto to become President and Chief Executive Officer of the Company effective June 1, 2004, at an annual base salary of $650,000 (which salary cannot be decreased during the term of his agreement). This base salary remains in effect.

In 2006 and 2007, Mr. Gatto was included in the IC Program in lieu of specified incentive compensation provisions included in his employment agreement as originally executed, which were similar in operation to the IC Program. Due to losses in our gift segment and related restructuring activities, targets with respect to the “merit bonus” and “one-time super bonus” described in Mr. Gatto’s employment agreement have not yet been set.

In addition, pursuant to his employment agreement, the Company provides Mr. Gatto with specified perquisites. See the section captioned “Employment Agreements and Arrangements” for a description of the material provisions of Mr. Gatto’s employment agreement, including perquisites, post-termination benefits and excise tax provisions. See the Summary Compensation Table for a description of the elements of Mr. Gatto’s compensation during 2006.

Other Compensation Policies and Considerations

Periodic Review

We intend to periodically review each element of our compensation program described above to ensure that each such element continues to meet our stated objectives.

Internal Pay Equity

We believe that internal equity is one factor to be considered in establishing compensation for our executives. We have not established a policy regarding the ratio of total compensation of the CEO to that of the other executive officers, but do review compensation levels to ensure that appropriate equity exists. We intend to continue to review internal compensation equity and may consider the adoption of a formal policy in the future if we deem such a policy to be appropriate.

Timing of Stock Option (and Other Equity) Grants

Our practices with respect to equity grants include the following:

(i)    except for inducement grants for new executives, we plan stock option and other equity grant dates well in advance of any actual grant (regarding usual grants, the timing of each grant is determined at least several weeks in advance to coincide with a scheduled meeting of the Board and the Committee);

(ii)   except for inducement awards, the grant date for all awards is made during an open trading window or is deferred until after the Company has released earnings for the fiscal year or latest relevant fiscal quarter (with respect to inducement awards, such awards are usually made 90 days after the commencement of employment); grants are typically made to all employees receiving awards (other than inducement awards) at the same time;

(iii) the Company’s executives do not have any role in selecting the grant date of equity awards;

(iv)  the grant date of equity awards is generally the date of approval of the grants;

(v)   the exercise price with respect to grants of stock options is the market closing price of the underlying common stock on the grant date;

(vi)  if at the time of any planned equity grant date any member of the Board or senior executive is aware of material non-public information, we would not generally make the grant; and

(vii) regarding the grant process, the Committee does not delegate any related function, however, as is described above, the Committee receives significant input and recommendations from the CEO with respect to appropriate grant levels. See “Role of Management” above.

Accounting Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of 2006. This accounting pronouncement requires the costs resulting from all share-based compensation transactions to be recognized in the financial statements at their fair values. Effective December 28, 2005, we amended all outstanding stock option agreements pertaining to options with exercise prices in excess of the market price for the underlying stock at the close of business on December 28, 2005 which had remaining vesting requirements. As a result of these amendments, all such options, which represented all outstanding options, became fully vested and immediately exercisable at the close of business on December 28, 2005. Prior to such amendments, all such options were subject to ratable vesting schedules over periods ranging from one to five years. Prior to such amendments, options to purchase 1,769,804 shares of our Common Stock were outstanding, of which 273,138 such options were vested. As a result of such amendments, the remaining 1,496,666 options became vested in full. Because these options were priced above the then current market price on December 28, 2005, the acceleration of vesting of these options did not result in any expense being recognized in our Consolidated Statements of Operations. The purpose of the accelerated vesting of stock options was to enable us to avoid recognizing compensation expense associated with these options in future periods as required by SFAS 123(R), estimated at the date of acceleration to be $1.6 million (pre-tax) in 2006 and in subsequent years through 2010 of approximately $3.7 million (pre-tax).

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly-compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although the Company considers the impact of this rule when developing and implementing its executive compensation programs, the Company believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Company currently has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the U.S. Internal Revenue Code of 1986, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Benchmarking

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. Nevertheless, we do believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the “considerations” used by the Committee in assessing the reasonableness of compensation. Accordingly, the Committee reviews compensation levels for our named executive officers and other key executives against compensation levels at companies in our industry or industries similar to ours, and the Company does factor in the results of compensation surveys and the periodic recommendations of compensation consultants in establishing compensation for our NEOs and other key executives. See “Compensation Committee” above.

Stock Ownership Guidelines

Although we encourage stock ownership in the Company by our executives and directors, we have not established a formal policy regarding such stock ownership. We may explore whether the adoption of such a policy in the future would be appropriate.

Financial Restatement

To the extent permitted by governing law, for awards for 2007 and beyond, the Committee has the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable and appropriate, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management, and based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in the 2006 10-K and this Proxy Statement.

Russ Berrie and Company, Inc. Compensation Committee
Raphael Benaroya, Frederick Horowitz, Joseph Kling, Lauren Krueger,
William A. Landman and Elliott Wahle

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the following were members of the Compensation Committee:  Messrs. Landman, Horowitz, Benaroya, Kling, Wahle and Ms. Krueger.*   None of the foregoing individuals is or ever has been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2006.

Summary Compensation Table

The following table sets forth compensation for the year ended December 31, 2006 awarded to, earned by, paid to or accrued for the benefit of the principal executive officer of the Company, the principal financial officer of the Company, the former principal financial officer of the Company, the three most highly compensated executive officers of the Company during 2006, other than the foregoing, who were serving as executive officers on December 31, 2006, as well as one additional individual who was not serving as an executive officer on December 31, 2006 (collectively, the “named executive officers”, or the “NEOS”).

									Change in
									Pension Value
									and
								Non-Equity	Nonqualified
Name and						Stock	Option	Incentive Plan	Deferred	All other
Principal		Salary		Bonus		Awards	Awards	Compensation	Compensation	compensation	Total
Position	Year	($)		($)		($)	($)	($)(4)	Earnings ($)	($)(5)	($)
Andrew Gatto	2006	650,000		n/a		n/a	n/a	260,800	n/a	54,729	965,529
President and Chief Executive Officer
Anthony Cappiello	2006	325,000	(1)	n/a		n/a	n/a	163,000	n/a	50,461	538,461
Executive Vice President and Chief Administrative Officer
Marc S. Goldfarb(A)	2006	281,385		n/a		n/a	n/a	120,400	n/a	19,149	420,934
Senior Vice President and General Counsel
James O’Reardon, Jr.(B)	2006	214,350		n/a		n/a	n/a	86,000	n/a	16,476	316,826
Vice President and Chief Financial Officer
Jeffrey Bialosky(C)	2006	292,754		100,000	(2)	7,583 (3)	n/a		n/a	23,105	423,442
Executive Vice President—Sales
John Wille(D)	2006	126,923		n/a		n/a	n/a	n/a	n/a	168,698	295,621
Keith Schneider(E)	2006	321,731		n/a		n/a	n/a	75,000	n/a	237,458	634,189

(A)              Mr. Goldfarb became Senior Vice President effective May 31, 2006, and his base salary was increased to $300,000 for the remainder of 2006 and $315,000 effective January 1, 2007.

(B)               Mr. O’Reardon, formerly Vice President—Corporate Audits, became Vice President and Chief Financial Officer as of July 5, 2006. Mr. O’Reardon’s base salary was increased to $250,000 as of January 1, 2007, retroactive to July 5, 2006.

(C)               Mr. Bialosky became Executive Vice President—Sales effective in December 2006, and his base salary was increased to $345,000.

*                    Neither Mr. Kling nor Mr. Wahle is standing for election at the 2007 Meeting.

(D)              Mr. Wille was employed as Vice President and Chief Financial Officer from February 2001 until he terminated his employment with the Company as of June 30, 2006.

(E)               Mr. Schneider was employed as Executive Vice President and General Sales Manager- U.S. Gift Division of the Company from November 7, 2005 until his employment with the Company terminated as of November 30, 2006.

(1)                Mr. Cappiello participated in the ESPP during 2006. In connection therewith, he authorized payroll deductions equal to an aggregate of $21,250 for the year in accordance with its terms, and purchased an aggregate of 2,192 shares of Common Stock pursuant thereto as of December 29, 2006. See “Employee Stock Purchase Plan” under the section captioned “Other Elements of Compensation and Related Benefits” in the Compensation Discussion and Analysis for a description of the ESPP.

(2)                As is described in greater detail in the Compensation Discussion and Analysis under the section captioned “2006 Incentive Compensation for Mr. Bialosky”, the Compensation Committee awarded this amount to Mr. Bialosky in its discretion although required performance criteria under his incentive compensation arrangements for 2006 were not achieved.

(3)                Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006 in accordance with FAS 123(R) with respect to the remaining portion of a 2003 grant of restricted stock to Mr. Bialosky that vested during 2006. Assumptions used in determining the 123(R) values can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, in footnote 19 to the Notes to Consolidated Financial Statements.

(4)                Represents payouts under the IC Program for 2006.

(5)                The perquisites and other personal benefits included within the “All Other Compensation” for 2006 for each named executive officer are as follows:

Name	Annual Car Allowance	Annual Premium for Long- Term Disability Insurance(a)	Annual Premium for Life Insurance(a)	Income Recognized from Provision of Group Term Life Insurance(b)	Extra week vacation(c)	Relocation and Similar Expenses(d)	Tax Gross- Ups(e)	Severance(f)	Company Contributions to 401(k) Plan(g)	Total
Andrew Gatto	$16,800	$6,600	$14,755	$774	$12,500	—	—	—	$3,300	$54,729
Anthony Cappiello	13,200	—	—	438	6,250	$25,716	—	—	4,857	50,461
Marc Goldfarb	13,200	—	—	180	5,769	—	—	—	—	19,149
James J. O’Reardon, Jr.	10,600	—	—	1,019	—	—	—	—	4,857	16,476
Jeffrey Bialosky	9,600	—	—	270	6,635	—	—	—	6,600	23,105
John Wille	8,631	—	—	255	—	—	—	$159,812	—	168,698
Keith Schneider	11,677	—	—	138	—	176,096	34,739	14,808	—	237,458

(a)                 Provided pursuant to the terms of Mr. Gatto’s employment agreement with the Company.

(b)                 Such group term life insurance coverage is generally provided to all employees. Amounts represent the portion of the premium paid for amounts in excess of the limits for tax purposes.

(c)                 Each NEO is entitled to three weeks of paid vacation, which in 2006 represented a benefit of one additional week for each NEO other than Messrs. O’Reardon, Wille and Schneider (as compared to Company policy based on tenure).

(d)                 Consists of $136,195 paid to Mr. Schneider for relocation expenses from Australia to the United States, and $39,901 for travel expenses incurred in 2006 by specified family members of Mr. Schneider between Australia and the United States.

(e)                 Represents payments made to Mr. Schneider to reimburse him for the tax effect of the relocation expense reimbursements made to Mr. Schneider during 2006.

(f)                  For Mr. Wille, consists of: (i) $125,000 for 6 months severance (payable at the base salary rate in effect as of the date of termination); (ii) $7,131 for the continuation of medical and dental insurance coverage for 6 months; (iii) $25,481 for accrued vacation time; and (iv) $2,200 for continued automobile allowance for 2 months. For Mr. Schneider, consists of $14,808 for accrued vacation time. Remaining amounts to be paid to Mr. Schneider in connection with his severance arrangements will be paid during 2007. See “Actual Terminations in 2006” under the section captioned “Potential Payments Upon Termination or Change in Control” for a description of amounts payable to Mr. Schneider in connection with his termination.

(g)                 Amounts represent the Company’s match to contributions under the 401(k) Plan on the same basis as provided to all employees. Does not include investment gains or losses under the 401(k) Plan. Because the Company’s contributions to the 40l(k) Plan are not fixed, and because it is impossible to calculate future income, it is not currently possible to calculate an individual participant’s retirement benefits.

2006 Grant of Plan-Based Awards

The following table provides information with respect to non-equity incentive plan awards to the NEOs in 2006.

		Estimated Possible(1) Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant date	Threshold ($)(2)	Target ($)(2)	Max ($)(2)	Threshold (#)	Target (#)	Max (#)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh)	Option Awards

Andrew Gatto	n/a	26,000	195,000	390,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Anthony Cappiello	n/a	16,260	121,950	243,750	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Marc Goldfarb	n/a	12,000	90,000	180,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
James J. O’Reardon, Jr.	n/a	8,580	64,350	128,600	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Jeffrey Bialosky(3)	n/a	86,520	115,360	144,200	n/a	n/a	n/a	n/a	n/a	n/a	n/a
John Wille	n/a	10,000	75,000	150,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Keith Schneider	n/a	17,500	113,750	227,500	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)                 Awards described herein were made in the same year they were earned. Actual amounts earned by each NEO are disclosed in the Summary Compensation
Table above.

(2)                 Other than with respect to Mr. Bialosky, the numbers in the table represent potential payouts under the IC Program for 2006. As is described more fully in the Compensation Discussion and Analysis above, whereas actual threshold, targets and maximums exist for the corporate component of the IC Program, with respect to the individual goals and objectives component and the individual initiatives component of the IC Program, for 2006, a corporate participant could have earned between 0% - 50% of his IC Factor and other participants could have earned between 0% - 30% his/her IC Factor with respect to the individual goals and objectives component, and all participants other than corporate participants could have earned between 0% - 20% of his/her IC Factor with respect to the individual initiatives component, in each case in the sole discretion of such participant’s direct supervisor, as approved by the Compensation Committee. For purposes of this table, with respect to each of the individual goals and objectives component and the individual initiatives component, we have assumed that 0% of each such component was earned in the “Threshold” column, one-half of the potential maximum payout for each such component was earned in the “Target” column, and that the maximum amount for each such component was earned in the “Maximum” column.

(3)                 Mr. Bialosky is not a participant in the IC Program. His incentive compensation arrangement is described in the section captioned “2006 Incentive Compensation for Mr. Bialosky” in the Compensation Discussion and Analysis above.

Employment Contracts and Arrangements

Mr. Gatto

An agreement was executed between the Company and Andrew Gatto as of April 9, 2004 (the “Agreement”). Pursuant to the Agreement, Mr. Gatto became President and Chief Executive Officer of the Company as of June 1, 2004, at an annual base salary of $650,000 per year, subject to annual increases at the discretion of the Board (his current annual base salary remains at $650,000). In 2006 and 2007, Mr. Gatto was included in the IC Program as a “corporate participant” with an Applicable Percentage of 40%, in lieu of specified incentive compensation provisions included in his employment agreement as originally executed. Due to losses in our gift segment and related restructuring activities, targets with respect to the “merit bonus” and “one-time super bonus” described in Mr. Gatto’s employment agreement have not yet been set. For 2006, Mr. Gatto received an incentive compensation amount under the IC Program of $260,800.

In addition to the foregoing and in accordance with the Agreement, on June 1, 2004, Mr. Gatto was granted (i) a ten-year stock option under the 2004 Plan (defined below) to purchase 100,000 shares of the Company’s Common Stock and (ii) a ten-year stock option outside of the 2004 Plan (due to grant limitations therein) to purchase 150,000 shares of the Company’s Common Stock, in each case with an exercise price of $19.53 per share, the closing market price of such stock on the NYSE on the date of grant. The Agreement also provides that additional option grants will be considered at the discretion of the Board no less frequently than triennially and, in accordance therewith, in May 2005, Mr. Gatto was granted an additional ten-year stock option under the 2004 Plan to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $13.05 per share. See the “2006 Outstanding Equity Awards at Fiscal Year End” table below for the material terms of the options granted to Mr. Gatto. All of the foregoing options became fully vested and immediately exercisable as of December 28, 2005. See “Compensation Discussion and Analysis” above for a discussion of the acceleration of the vesting period of specified options as of December 28, 2005.

On April 9, 2004, Mr. Gatto was appointed to the Company’s Board of Directors. Mr. Gatto may terminate his employment with the Company for “Good Reason” for any failure to maintain him as a member of the Board during his employment under the Agreement.

Mr. Gatto is entitled to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company on terms no less favorable than those provided to such officers, and also receives a car allowance. In addition, the Company provides Mr. Gatto with a life insurance policy in an amount equal to the lesser of (x) $3,500,000 and (y) the maximum amount that can be purchased for a premium of $15,000 annually, and reimbursement for up to $6,000 per year for certain long term disability insurance policy premiums. Mr. Gatto also is entitled to three week’s annual vacation (one week more than he would be entitled to in 2006 based on tenure). See footnote 5 of the “Summary Compensation Table” above for a description of perquisites received by Mr. Gatto during 2006.

In the event of the termination of Mr. Gatto’s employment either by the Company for Cause, or by Mr. Gatto without Good Reason (each as defined in the Agreement), Mr. Gatto will be entitled to receive base salary earned and bonus amounts earned for prior periods but not paid as of the date of termination and other benefits, if any, in accordance with applicable Company policy. In addition, any unexercised portion of any options granted to him to date shall remain exercisable for the shorter of 30 days or their remaining term.

If Mr. Gatto’s employment under the Agreement is terminated by the Company without Cause or by reason of the Disability of Mr. Gatto, or by Mr. Gatto for Good Reason (each as defined in the Agreement), whether or not in connection with a change of control or by reason of Mr. Gatto’s death, Mr. Gatto shall be entitled to receive the following:

1.                base salary earned and bonus amounts earned for prior periods but not paid as of the date of termination;

2.                other benefits, if any, in accordance with applicable Company policy;

3.                an amount equal to 200% of his annual base salary at the time of the termination;

4.                payment of (A) an amount equal to the pro-rata portion of the award under the IC Program otherwise payable to him for the year in which such termination occurs, determined using the actual EBITDA achieved in the year in which the termination occurs and (B) an amount equal to 200% of the incentive compensation award actually earned by him with respect to the last full fiscal year of his employment.

5.                if targets have been established with respect thereto, an amount equal to the pro-rata portion of the “merit bonus” earned by Mr. Gatto for the year of termination, as determined by the Committee in its good faith discretion;

6.                if targets have been established with respect thereto, and if such termination occurs during or after the second year of any two-year period in which the “super bonus” (“SB”) would have been earned had Mr. Gatto’s employment not been terminated, he will be entitled to an amount equal to a pro-rata portion (based upon the portion of the two year period in which the SB was earned during which he was employed) of the SB amount otherwise payable to him had his employment not been terminated. If his employment is terminated for any reason prior to the second year in which the SB would have been earned had his employment not been terminated, Mr. Gatto shall not be entitled to any portion thereof.

There will be no offset against the foregoing amounts due him on account of any remuneration attributable to any subsequent employment that he may obtain. In addition to clauses (1) through (6), the Company will, through the second anniversary of such qualified termination, continue to provide to Mr. Gatto medical and other insurance benefits, in each case to the extent and on substantially the same basis as provided immediately prior to such termination.

Further, in the event of such termination, the unexercised portion of the options granted to him shall remain exercisable for a period of two years or the remaining term of such options, whichever is shorter.

Mr. Gatto is not a participant in the Company’s Severance or Change in Control Plan (each as defined herein).

Mr. Cappiello

On July 27, 2005, the Company entered into an employment agreement, effective August 1, 2005 with Anthony Cappiello, with respect to his employment as Executive Vice President and Chief Administrative Officer of the Company. In accordance with the terms of his agreement, Mr. Cappiello is entitled to an annual base salary of $325,000, which will not be reduced (his current base salary is $341,300). Mr. Cappiello is also entitled to participate in the IC Program with an Applicable Percentage of 50%; provided, however, that $65,000 of his potential incentive compensation for each of 2005 and 2006 was guaranteed to be paid (pro-rated based on the effective date of his agreement for 2005) in equal quarterly installments. In addition, after 3 months of continuous employment, Mr. Cappiello was granted 50,000 stock options pursuant to the 2004 Plan. Future option grants are at the discretion of the Compensation Committee of the Board.

Pursuant to his agreement, Mr. Cappiello is also entitled to participate generally in all retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, and receives a car allowance. Mr. Cappiello is also entitled to three week’s annual vacation (one week more than he would be entitled to based on tenure). Mr. Cappiello is not a participant in the Company’s Severance Policy, but is a participant in the Company’s Change in Control Plan. In 2005, pursuant to the Company’s policy, the movement of Mr. Cappiello’s household goods was paid as a direct expense of the Company, and the Company also reimbursed him in an amount equal to $27,500 relating to his relocation. His employment is “at will”.

In accordance with his agreement, in the event that Mr. Cappiello’s employment with the Company is terminated for any reason other than for cause, except in the case of a Change in Control in the Company, as defined in the Company’s Change in Control Plan (in which case severance will be governed by the terms of such plan), he will be eligible to receive severance in accordance with the following schedule:  (i) during the first 8 months following such termination, severance pay at the rate of 100% of his annual base salary in effect on the termination date (the “Termination Amount”), (ii) during the 9th and 10th months following such termination, severance pay at the rate of 75% of the Termination Amount, and (iii) during the 11th and 12th months following such termination, severance pay at the rate of 50% of the Termination Amount. All severance payments will be paid over the course of the severance period. During such severance period, Mr. Cappiello will be entitled to continue to participate in Company insurance plans (and will continue to receive his car allowance). All severance payments and benefits, however, will terminate if Mr. Cappiello obtains gainful employment during the severance period. In addition, the March 30, 2007 amendments to the Severance Policy are applicable to Mr. Cappiello.

Mr. Goldfarb

On September 26, 2005, Marc S. Goldfarb was hired as Vice President, General Counsel and Secretary of the Company at an annual base salary of $260,000. In accordance with the terms of his current employment arrangement with the Company, Mr. Goldfarb serves as Senior Vice President and General Counsel of the Company (as of May 31, 2006) at an annual base salary of $315,000. Pursuant to his arrangement, Mr. Goldfarb is entitled to participate in the IC Program, with an Applicable Percentage of 40% (which was increased to 50% for 2007). After 3 months of continuous employment, Mr. Goldfarb was granted 40,000 stock options pursuant to the 2004 Plan. Future option grants are at the discretion of the Compensation Committee. His employment is “at will”.

Pursuant to his arrangement with the Company, Mr. Goldfarb is also entitled to participate generally in all retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Company’s Severance Policy (with a guaranteed 8 months of severance thereunder), and receives a monthly car allowance. Mr. Goldfarb is also entitled to three week’s annual vacation (one week more than he would be entitled to based on tenure). Mr. Goldfarb is a participant in the Change in Control Plan. In addition, the March 30, 2007 amendments to the Severance Policy are applicable to Mr. Goldfarb.

Mr. O’Reardon

As of July 5, 2006, James J. O’Reardon, Jr., formerly Vice President—Corporate Audits, assumed the position of Vice President and Chief Financial Officer of the Company. Mr. O’Reardon’s base salary was $178,700 during 2006, although his salary was retroactively adjusted to reflect his increased responsibilities as Chief Financial Officer as of July 2006, resulting in an additional one-time payment of $35,650. Mr. O’Reardon’s current employment arrangement provides for an annual base salary of $250,000, which is subject to periodic review. Mr. O’Reardon also participates in the IC Program with an Applicable Percentage of 40% (for 2006, Mr. O’Reardon’s incentive compensation award under the IC Program was based on a blended salary rate for the year at an Applicable Percentage of 40%). Option grants are at the discretion of the Compensation Committee. Pursuant to his arrangement with the Company, Mr. O’Reardon is also entitled to participate generally in all retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Company’s Severance Policy, and receives a monthly car allowance. Mr. O’Reardon is a participant in the Change in Control Plan. His employment is “at will”.

Mr. Bialosky

Mr. Bialosky, who joined the Company on April 4, 2003, currently serves as Executive Vice President—Sales. His current employment arrangement provides for an annual base salary of $345,000, which is subject to periodic review (his incentive compensation award for 2006 was based on his then-base salary of $288,400, when he served as Senior Vice President—National Accounts). On his date of hire, Mr. Bialosky was awarded (i) 15,000 stock options, all of which were purchased by the Company on August 3, 2004; and (ii) 1,534 shares of restricted stock, all of which are currently vested. Future option grants are at the discretion of the Compensation Committee, and in connection therewith, Mr. Bialosky was granted 25,000 options on May 2, 2005. Mr. Bialosky’s employment with the Company is “at will”.

Mr. Bialosky is entitled to participate in a sales incentive compensation program pursuant to which he is eligible to receive a pre-determined percentage of his base salary if specified sales and margin levels are achieved in excess of specified targets. See “2006 Incentive Compensation for Mr. Bialosky” in the Compensation Discussion and Analysis for further information with respect to Mr. Bialosky’s incentive compensation arrangements. Pursuant to his employment arrangement, Mr. Bialosky is also entitled to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Severance Policy and the provision of a car allowance, and he is also entitled to three week’s annual vacation (one week more than he would be entitled to based on tenure). In addition, Mr. Bialosky is a participant in the Company’s Change in Control Plan. In addition, the March 30, 2007 amendments to the Severance Policy are applicable to Mr. Bialosky.

Mr. Wille

The Company entered into an employment arrangement with Mr. Wille when he joined the Company as Vice President and Chief Financial Officer, effective February 20, 2001, providing for an annual base salary of $190,000, subject to periodic review (his annual base salary during 2006 was $250,000). Mr. Wille’s employment arrangement also entitled him to participate in the IC Program (with an Applicable Percentage for 2006 of 40%) and the Company’s stock option plans. Mr. Wille’s employment with the Company terminated as of June 30, 2006. As a result, in accordance with the provisions of the IC Program, he was not entitled to any payment thereunder during 2006.

In addition to the foregoing, Mr. Wille’s employment arrangement entitled him to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including a car allowance and three week’s annual vacation (which, prior to 2006, was one week more than he would be entitled to based on tenure). In addition, subject to the following, Mr. Wille was eligible to participate in the Company’s Severance Policy and was a participant in the Change in Control Plan. On March 22, 2006, the Company entered into an agreement with Mr. Wille specifying that in the event that Mr. Wille’s employment is terminated by the Company without cause, notwithstanding the provisions of the Company’s Severance Policy, he will be entitled to the benefits of such policy for a period of twelve (12) months, except that reimbursement for automobile expenses will be as provided in the policy. In addition, notwithstanding the provisions of the Severance Policy, if Mr. Wille obtains gainful employment at any time during months seven (7) through twelve (12) of any severance period, severance benefits will terminate upon commencement of such employment. Mr. Wille terminated his employment with the Company as of June 30, 2006, and in connection therewith, Mr. Wille received 6 month’s of severance, as if the Severance Policy were applicable to such termination. Mr. Wille also received the other benefits provided under the terms of the Severance Policy.

Mr. Schneider

The Company entered into an arrangement with Mr. Schneider with respect to his employment as Executive Vice President—Sales, effective November 7, 2005, at an annual base salary of $350,000. Mr. Schneider was also entitled to participate in the IC Program, with an Applicable Percentage for 2006 of 50%. For 2006, $100,000 of Mr. Schneider’s potential IC award was guaranteed to be paid in four equal quarterly installments during 2006 (as a result of the termination of his employment with the Company prior to the end of the fourth quarter of 2006, Mr. Schneider received $75,000 of the $100,000). In addition, Mr. Schneider was entitled to a one-time incentive bonus of a maximum of $100,000 for 2006, 50% of which could have been earned based upon achievement of certain net sales in the Company’s domestic gift business, and up to 50% of which (based on a sliding scale from one-half to the full amount of the potential award) could have been earned based upon achievement of specified EBITDA for such business. Neither of these targets, which were intended to be “stretch” goals for Mr. Schneider, was achieved during 2006. In addition, Mr. Schneider was no longer employed by the Company at the time of payment of amounts earned under this arrangement for 2006, and in accordance with the provisions of such arrangement, he would not have received any payment with respect thereto.

On December 1, 2005, pursuant to the terms of his arrangement, Mr. Schneider was also granted 75,000 stock options (5,000 of which were granted outside of the 2004 Plan due to grant limitations therein), all with terms set forth in the 2004 Plan. Future option grants were at the discretion of the Compensation Committee. In accordance with his employment arrangement, Mr. Schneider was reimbursed by the Company in 2006 for $100,000 in relocation expenses from Australia to the United States and $30,000 for certain family travel expenses between the United States and Australia. In addition, Mr. Schneider was reimbursed in 2006 in the amount of $41,241 to cover the tax effects of his relocation expenses.

In addition to the foregoing, Mr. Schneider was entitled to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Company’s Severance Policy and a monthly car allowance. Mr. Schneider was entitled to three week’s annual vacation. Mr. Schneider is also a participant in the Company’s Change in Control Plan. Mr. Schneider’s employment with the Company terminated on November 30, 2006, and in connection therewith, the Company has agreed to award Mr. Schneider 11 months of severance under the Severance Policy. Mr. Schneider will also receive the other benefits provided under the terms of the Severance Policy.

See the Summary Compensation Table above for information with respect to compensation received by the NEOs under their employment agreements and arrangements during 2006.

Termination of Employment and Change-In-Control Arrangements

(i)             40l(k) Plan

The Company offers eligible employees the opportunity to participate in the 401(k) Plan based on employees’ pretax salary deferrals with Company matching contributions. Participating employees may elect to contribute from 1% to 75% (but not in excess of the amount permitted by the Code, i.e., $15,000 in 2006, and $20,000 in 2006 for employees age 50 and older who elect to make catch-up contributions) of their compensation, on a pretax basis, to the 401(k) Plan. Because the 401(k) Plan is a qualified defined contribution plan, if certain highly compensated employees’ contributions exceed the amount prescribed by the Code, such contributions will be reduced or limited. In 2006, contributions of certain highly compensated employees were limited to an average of 5.79% of their eligible compensation (excluding elective catch-up contributions). Employees’ contributions are invested in one or more of eight funds (as selected by each participating employee). The Company matches a portion (one-half of any amount up to 6% of salary contributed) of the compensation deferred by each employee. The Company’s matching contribution is fully vested after four years of employment at the rate of 25% per year of employment. Under certain circumstances, the 401(k) Plan permits participants to make withdrawals or receive loans from the 401(k) Plan prior to retirement age.

(ii)         Change in Control Plan

The Board adopted a Change in Control Severance Plan (the “Change in Control Plan”) effective January 29, 2003, as amended December 22, 2003 and March 13, 2007 (to clarify a provision thereunder).

Participants

Participants in the Change in Control Plan are those individuals from time to time designated by the Board or a duly authorized committee of the Board.

Benefits

If a participant’s employment with the Company is terminated by the Company without “Cause” (as defined in the Change in Control Plan) or by the participant for “Good Reason” (as defined in the Change in Control Plan) (each, a “Qualifying Termination”) during the period commencing six months prior to and ending two years after a Change in Control (defined in the Change in Control Plan generally to mean (A) where any person or group, other than the Company, any of its subsidiaries, Ms. Berrie, Mr. Berrie’s lineal descendants, Mr. Berrie’s Estate, various specified trusts or other entities created by or at the direction of Mr. Berrie, any trust created pursuant to the terms of the instruments governing or creating such trusts or entities, any fiduciaries thereof or specified groups in which the foregoing are members, becomes the beneficial owner of 25% or more of the voting power of the Company, (B) as a result of specified events, a defined group of directors ceases to be a majority of the Board, (C) consummation of specified business combinations, sales of assets or recapitalizations or similar transactions involving the Company, or (D) approval by the shareholders of a plan of liquidation or dissolution of the Company), such Participant shall be paid the following “Severance Benefit”:

(i)            if the Qualifying Termination occurs during the six-month period preceding or the one-year period following the Change in Control (the “First Period”), an amount equal to 150% of the participant’s “Current Total Annual Compensation”; and

(ii)        if the Qualifying Termination occurs during the second year after the Change in Control (the “Second Period”), an amount equal to 75% of the participant’s Current Total Annual Compensation.

For purposes of the Change in Control Plan, “Current Total Annual Compensation” is the sum of the following amounts: (A) the greater of a participant’s highest rate of annual salary during the calendar year in which his employment terminates or such participant’s highest rate of annual salary during the calendar year immediately prior to the year of such termination; (B) the greater of a participant’s annual bonus compensation (prior to any bonus deferral election) earned in respect of each of the two most recent calendar years immediately preceding the calendar year in which the participant’s employment terminated; and (C) the amount of the Company’s contribution to the participant’s 401(k) account for the last full year prior to such termination.

Severance Benefits will be paid in one lump-sum payment within 30 business days after a participant’s employment with the Company terminates or the Change in Control occurs, whichever is later, or at such earlier time as required by applicable law.

A participant entitled to receive a Severance Benefit will also receive the following additional benefits:

(a)           The Company will cause options to purchase Company stock (“Stock Options”) held by a participant that are not fully vested and exercisable on the date of the Qualifying Termination to:

(1)          if the Qualifying Termination occurs during the First Period, become fully vested and exercisable as of the date of such Qualifying Termination (or, if later, as of the date on which the Change in Control occurred); and

(2)          if the Qualifying Termination occurs during the Second Period, become fully vested and exercisable as of the date of such Qualifying Termination as to those Stock Options that would otherwise have vested within one year after the Qualifying Termination.

(b)          The Company will cause unvested restricted shares of Company stock (the “Restricted Shares”) held by a participant on the date of the Qualifying Termination to:

(1)          if the Qualifying Termination occurs during the First Period, become fully vested as of the date of such Qualifying Termination (or, if later, as of the date on which the Change in Control occurred) as to those Restricted Shares for which the vesting restrictions would otherwise have lapsed within one year after the Qualifying Termination; and

(2)          if the Qualifying Termination occurs during the Second Period, become fully vested as of the date of such Qualifying Termination as to those Restricted Shares for which the vesting restrictions otherwise would have lapsed within six months after the Qualifying Termination.

(c)           The Company will for a period of 18 months (in the case of a Qualifying Termination during the First Period) or one year (in the case of a Qualifying Termination during the Second Period) following the Qualifying Termination, continue to provide to the participant (i) use of an automobile or payment of an automobile allowance in an amount sufficient to compensate the participant to substantially the same extent as if the Company continued to provide the automobile and (ii) medical and other insurance benefits, in each case to the extent and on substantially the same basis as provided immediately prior to the Qualifying Termination.

Reduction of Payments

If a participant’s receipt of any payment and/or non-monetary benefit under the Change in Control Plan (including, without limitation, the accelerated vesting of Stock Options and/or Restricted Shares) (collectively, the “Plan Payments”) would cause him or her to become subject to the excise tax imposed under Section 4999 of the Code (or any interest or penalties incurred by an affected Participant with respect to such excise tax), the Company shall reduce his or her Plan Payments to the extent necessary to avoid the application of such excise tax if (i) the required reduction does not exceed 10% of the aggregate amount of the Plan Payments and (ii) as a result of such reduction, the net benefits to the participant of the Plan Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to the participant of the Plan Payments without such reduction (after payment of applicable income taxes and excise taxes). If a reduction in Plan Payments to a participant in the amount permitted by clause (i) is insufficient to avoid the application of such excise tax, then such affected participant shall be entitled to receive an additional “gross-up” payment equal, on an after-tax basis, to the excise tax imposed upon the Plan Payment.

On terms specified in the Change in Control Plan, the Company reserves the right to contest any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a gross-up payment, and will control all proceedings taken in connection with any such contest.

Administration of the Change in Control Plan

The Change in Control Plan is currently administered by the Compensation Committee.

Amendment of the Plan

The Company reserves the right to amend, in whole or in part, any or all of the provisions of the Change in Control Plan by action of the Board at any time; provided, that, no such amendment may reduce the benefits and payments due to any Participant hereunder in the event of a Qualifying Termination.

Successors

Any successor or assignee to all or substantially all the business or assets of the Company will be required to perform the Company’s obligations under the Change in Control Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Any payment or benefit to which a participant has become entitled under the Change in Control Plan that remains unpaid at the time of such participant’s death shall be paid to the estate of such Participant when it becomes due.

No Duty to Mitigate

No participant entitled to receive a Severance Benefit is required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to the Change in Control Plan. Severance Benefits will not be reduced by any compensation earned by the participant as a result of employment by another employer or otherwise.

Rights Under Other Plans, Policies, Practices and Agreements.

The Change in Control Plan supersedes any other change in control severance plans, policies and/or practices of the Company as to the participants, other than any individual executed agreement or arrangement between a single Participant and the Company in effect on January 1, 2003 or thereafter, which agreement specifically addresses payments or benefits made or provided upon termination of employment or in connection with a Change in Control (an “Additional Agreement”). If a participant is due benefits or payments under both an Additional Agreement and the Change in Control Plan and/or where the Change in Control Plan and the applicable Additional Agreement have inconsistent or conflicting terms and conditions, the participant shall receive the greater of the benefits and payments, and the more favorable terms and conditions to him or her, under the Additional Agreement and the Change in Control Plan, determined on an item-by-item basis.

(iii)                          Severance Policy

The Compensation Committee adopted an amendment (the “Amendment”) to the Company’s general severance policy (which previously allowed for a maximum of six week’s severance pay under specified circumstances), applicable only to employees who are domestic vice presidents or above (collectively, “DVPs”), effective February 11, 2003. This severance policy was further amended as of March 30, 2007 (as so amended, the “Severance Policy”).

Benefits

If a DVP’s employment with the Company is terminated by the Company without “Cause” (as defined in the Change in Control Plan), and not in connection with (i.e., occurring more than 6 months before or more than two years after) a Change in Control of the Company (as defined in the Change in Control Plan), such DVP will be paid “Severance Payments” ranging from a minimum amount equal to 4 months of such DVP’s base salary in effect on the date of termination, exclusive of any bonuses or commissions (“Current Salary”) to a maximum amount equal to 12 months of such DVP’s Current Salary, depending on the period of time that such DVP was employed by the Company at the time of such termination. The time period on which Severance Payments are based (i.e., 4 months of total employment, 6 months of total employment, etc.) shall be the “Severance Period”. Severance Payments will be paid over the course of the relevant Severance Period in accordance with the Company’s regular salary payment schedule (not in a lump sum). As of March 30, 2007, the Company amended the Severance Policy to specify that notwithstanding anything to the contrary therein, in the event that the employment of an eligible DVP is terminated in connection with the consummation of certain corporate transactions, the severance payments and benefits applicable to such terminated DVP will be extended by an additional 4 months up to a maximum Severance Period of 12 months.

During the relevant Severance Period, the Company will continue to provide the terminated DVP with medical and other insurance benefits, in each case to the extent and on substantially the same basis (including relevant payroll deductions) as provided immediately prior to the termination. In addition, for a period of 60 days following the DVP’s termination, the Company will continue to provide to the DVP use of an automobile or an equivalent payment therefore.

Termination of Severance Payments

If the terminated DVP obtains gainful employment during the Severance Period, the Amendment provides that Severance Payments will terminate on the date that such new employment commences.

General Release

As a condition to the receipt of any Severance Payments, each terminated DVP will be required to execute the Company’s form of General Release, which provides generally for the following: (i) an  irrevocable release by the DVP of existing or future claims against the Company and specified related parties arising out of the performance of services to or on behalf of the Company by such DVP through the date of such release, (ii) an agreement by the DVP to keep all non-public information pertaining to the Company and specified parties confidential, (iii) an agreement by the DVP not to disparage the Company or specified related persons and (iv) an affirmation by the DVP of his/her obligations under or pursuant to any restrictive covenant (non-compete) agreements that such DVP signed with the Company. In the event that such release is not executed within 45 days of its delivery to the relevant DVP, such DVP will be entitled to only one week of severance pay for each year of service, with a maximum severance payment equal to six (6) weeks of severance pay, less any applicable withholdings, in addition to medical and dental insurance coverage (if enrolled therein on the date of termination of employment), paid by the Company, until the end of the month of termination. Thereafter, the DVP will be entitled to continue his/her medical and dental insurance coverage, at his/her expense, pursuant to the provisions of COBRA.

Rights Under Other Agreements

The Amendment supersedes any other agreement between the Company and a DVP that provides for lesser benefits with respect to the type of termination covered thereby in effect on the effective date of the Amendment or thereafter.

2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “2004 Plan”)

The 2004 Plan provides for awards of options to officers, directors and key employees designated by the Compensation Committee to purchase Common Stock of the Company (including options designated as incentive stock options under Section 422 of the Code, and options not so designated), restricted stock and non-restricted stock (outside directors may be awarded options only). A total of 2,750,000 shares of Common Stock were reserved for the grant of options and awards of Common Stock under the 2004 Plan for all eligible plan participants. No participant under the 2004 Plan will be granted awards of options to purchase more than 100,000 shares of Common Stock in any plan year. No award may be granted under the 2004 Plan more than five years after its effective date.

Vesting and Term

Options and restricted stock generally vest ratably over five years (20% per year) from the date of grant, unless the vesting schedule is modified by the Committee in its sole discretion. In general, options will remain exercisable for ten years from the date of grant. See “Compensation Discussion and Analysis” above for a description of the acceleration of the vesting period of specified options in 2005.

Acceleration of Vesting/Exercise Period

With respect to awards of options (other than awards to outside directors, which is discussed below), upon retirement (as defined in the Company’s 401(k) plan), Disability (as defined in the 2004 Plan) or death (either while employed or within the year after retirement), all unexercised options vest, and may be exercised for up to one year (unless provided otherwise in an option agreement evidencing the award) or the term of the unexpired option, if earlier; unless otherwise provided in an option agreement or the Company’s Change in Control Plan, (i) if a participant’s employment is terminated for reasons other than Cause (as defined in the 2004 Plan), vested unexercised options may be exercised within 30 days of termination, or the term of the unexpired option, if earlier, and (ii) if a participant’s employment is terminated for any other reason, all options are cancelled as of the termination date.

With respect to awards of options to outside directors, in the event of the death or Disability (as defined in the 2004 Plan) of a participant while serving as a member of the Board, all unexercised options vest, and may be exercised for up to one year (unless provided otherwise in an agreement evidencing the award) or the term of the unexpired option, if earlier; if a participant ceases to serve as a member of the Board for any other reason, vested options shall be exercisable for a period of 30 days following termination (unless otherwise provided in an agreement evidencing the award).

With respect to awards of restricted stock, unless otherwise provided in an agreement governing the award or the Company’s Change in Control Plan, all non-vested restricted stock is forfeited (at the time of termination) if the participant has not remained in the continuous employment of the Company for the period during which the restrictions are applicable, generally five years from the date of grant, except in the event of retirement, Disability (as defined in the 2004 Plan) or death, in which case all restrictions lapse as of the date of the relevant event.

Exercise Price

The per share exercise price of any option granted under the 2004 Plan is equal to the closing sales price of a share of Common Stock on the applicable date of grant on the NYSE or such other national securities exchange as the Common Stock may then be traded (or over-the-counter market system, if applicable), or if no sales of Common Stock shall have occurred on that date on any such exchange (or over-the-counter market system, if applicable), on the first preceding date on which a sale of Common Stock so occurred in the event that the Common Stock is listed on an exchange (or the average of the bid and asked prices for a share of Common Stock at the end of the date of grant in the event that the Common Stock is traded on an over-the-counter market system the closing sales price of a share of Common Stock on the deemed date of grant on the New York Stock Exchange, however, exercise price of any incentive stock option granted to a ten percent stockholder (as defined in the 2004 Plan) shall be 110% of the amount determined above.

Exercise of Vested Options

The Committee can impose exercise limitations in its sole discretion. The vesting schedule pertaining to options may be accelerated by, and the limitations on any option exercises may be adjusted by, the Committee in its sole discretion.

Adjustments

In the event of any change in the outstanding Common Stock as a result of events specified in the 2004 Plan, the Committee may adjust the aggregate number of shares of Common Stock available for awards under the 2004 Plan, the exercise price of any options granted under the 2004 Plan, and any or all other matters deemed appropriate by the Committee, including, without limitation, accelerating the vesting and/or exercise period pertaining to any award thereunder.

Transferability

Options granted under the 2004 Plan are not assignable or transferable except by will or by the laws of descent and distribution; provided that such options are transferable to participant’s spouses, children, parents, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, anyone (other than employees) living in such director’s home (each, a member of such director’s “Immediate Family”), a trust for the benefit of such director or any member of his or her Immediate Family, partnerships in which such participant or members of his or her Immediate Family and/or trusts are the only partners, and/or any organization exempt under Section 501(c) of the Code. Except as described above, options are exercisable only by the director entitled thereto or such director’s permitted assignee or transferee.

Rights of Holders of Restricted Stock

A holder of restricted stock has all rights of a shareholder with respect to such stock, including the right to receive dividends thereon.

Amendment, Termination and Duration of the Plan

The Committee may at any time amend or terminate the 2004 Plan. Amendments of the Plan are subject to the approval of the shareholders of the Company as required by applicable law, regulation or stock exchange requirement. The 2004 Plan shall remain in effect until all stock subject to it is distributed or all awards have expired or lapsed, whichever is latest to occur, or the 2004 Plan is earlier terminated by the Committee. No awards may be granted under the 2004 Plan more than five years after its effective date.

Acceleration of Vesting in 2005

Effective December 28, 2005, we amended all outstanding stock option agreements pertaining to options with exercise prices in excess of the market price for the underlying stock at the close of business on December 28, 2005 which had remaining vesting requirements. As a result of these amendments, all such options became fully vested and immediately exercisable at the close of business on December 28, 2005. Prior to such amendments, all such options, which represented all outstanding options, were subject to ratable vesting schedules over periods ranging from one to five years. See “Compensation Discussion and Analysis” for further detail with respect to the acceleration of such options.

2006 Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding equity awards for the NEOs as of December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Andrew Gatto	100,000	(1)	n/a	n/a	13.05	05/12/15	n/a	n/a	n/a	n/a
	250,000	(2)			19.53	06/01/14
Anthony Cappiello	40,000	(3)	n/a	n/a	13.74	11/01/15	n/a	n/a	n/a	n/a
Marc Goldfarb	40,000	(3)	n/a	n/a	11.52	12/26/15	n/a	n/a	n/a	n/a
James J. O’Reardon, Jr.	7,500	(4)	n/a	n/a	34.05	01/02/14	n/a	n/a	n/a	n/a
Jeffrey Bialosky	25,000	(4)	n/a	n/a	13.05	05/02/15	n/a	n/a	n/a	n/a
John Wille	n/a	(5)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Keith Schneider	n/a	(5)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)                The referenced options were granted under the 2004 Plan to Mr. Gatto on May 2, 2005. Under the original grant terms, the options vest and become exercisable ratably over five years (20% per year) from the date of grant and, in general, the options are exercisable for ten years from the date of the grant, however, all such options were deemed vested as of December 28, 2005. See “Acceleration of Vesting in 2005” above for a discussion of accelerated vesting of options. The provisions described in footnote 2 apply to this grant.

(2)                100,000 of the referenced options were granted on June 1, 2004 pursuant to the 2004 Plan and 150,000 of the referenced options were granted on June 1, 2004 outside of such plan (due to grant limitations thereunder). Under the original grant terms, all of the referenced options vest and become exercisable ratably over five years (20% per year) from the date of grant and, in general, the options are exercisable for ten years from the date of the grant, however, all such options were deemed vested as of December 28, 2005. See “Acceleration of Vesting in 2005” above for a discussion of accelerated vesting of options. In accordance with his employment agreement, if Mr. Gatto’s employment under the Employment Agreement is terminated by the Company without Cause or by reason of Disability, or by Mr. Gatto for Good Reason (each as defined in the employment agreement), whether or not in connection with a change in control, or by reason of his death, any outstanding unexercised portion of the option may be exercised for two years after the termination date or the remainder of the term of the option, whichever period is shorter. If Mr. Gatto’s employment is terminated by the Company for Cause or by Mr. Gatto without Good Reason (each as defined in his employment agreement), any unexercised portion of the option may be exercised for 30 days after the termination date or for the remaining term of the options, whichever is shorter. The options are subject to an anti-dilution and other adjustment provisions substantially similar to those set forth in the 2004 Plan. The Company shall, upon and to the extent of any written request from Mr. Gatto, use reasonable efforts to assure that all shares issued upon exercise of such options are, upon issuance and delivery (i) fully registered (at the Company’s expense) under the Securities Act of 1933, as amended, for both issuance and resale, (ii) registered or qualified (at the Company’s expense) under such state securities laws as he may reasonably request, for issuance and resale and (iii) listed on a national securities exchange or eligible for sale on the NASDAQ National Market, and that all such shares, upon issuance, shall be validly issued, fully paid and nonassessable.

(3)                The referenced options were granted under the 2004 Plan 90 days following the commencement of employment of the relevant individual. The material terms of the grant are set forth in footnote (4), including the acceleration of the vesting provisions of the options as of December 28, 2005.

(4)                All referenced options were granted under the 2004 Plan on January 2, 2004 with respect to Mr. O’Reardon and on May 2, 2005 with respect to Mr. Bialosky. Under the original grant terms, the options vest and become exercisable ratably over five years (20% per year) from the date of grant and, in general, the options are exercisable for ten years from the date of the grant, however, all such options were deemed vested as of December 28, 2005. See “Acceleration of Vesting in 2005” above for a discussion of the accelerated vesting of options. In the event of retirement, disability or death while in the employ of the Company or within one year after such date, all such unexercised options may be exercised for up to one year (or the exercise period, if shorter) after such event. If the option holder’s employment is terminated for any other reason, any unexercised options will be cancelled and deemed terminated immediately, except that if employment is terminated by the Company for other than “Cause” (as defined in the plan), all unexercised options may be exercised within 30 days of the termination date (or the option period, if shorter). Other provisions governing the grants are set forth in the 2004 Plan (described in “2004 Stock Option, Restricted and Non-Restricted Stock Plan” above). In the event of any change in the outstanding Common Stock, as specified in the plan, the committee administering the plan may adjust the aggregate number of shares available for awards under the plan, the exercise price of any options granted under the plan, and any or all other matters deemed appropriate by such committee, including, without limitation, accelerating the exercise period pertaining to any award thereunder. In connection with a Business Combination (as defined in the plan), such committee, in its sole discretion, may provide for, among other things, the substitution for such awards of new awards covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kind of shares and exercise prices, or the acceleration of the exercise period pertaining to any award.

(5)                Outstanding options held by each of Mr. Wille and Mr. Schneider were canceled within 30 days of the termination of their employment.

2006 Option Exercises and Stock Vested

The following table sets forth the number of shares of Company Common Stock acquired by NEOs during 2006 upon the exercise of options and the number of shares with respect to which restrictions on restricted stock held by NEOs lapsed as of December 31, 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew Gatto	n/a	n/a		n/a	n/a
Anthony Cappiello	10,000	26,631	(1)	n/a	n/a
Marc Goldfarb	n/a	n/a		n/a	n/a
James J. O’Reardon, Jr.	10,000	29,567	(2)	n/a	n/a
Jeffrey Bialosky	n/a	n/a		512	7,583	(3)
John Wille	n/a	n/a		n/a	n/a
Keith Schneider	100,000	349,631	(4)	n/a	n/a

(1)          Mr. Cappiello exercised 10,000 options on 11/21/06 with a market price at exercise of $16.40 and an exercise price of $13.74.

(2)          Mr. O’Reardon exercised: 1,100 options on 12/06/06 with a market price at exercise of $16.05 and an exercise price of $13.05; and 8,900 options on 12/07/06 with a market price at exercise of $16.00 and an exercise price of $13.05.

(3)          The dollar amount realized on vesting is the number of shares multiplied by the market value of such shares on the vesting date.

(4)          Mr. Schneider exercised: 20,000 options on 11/20/06 with a market price at exercise of $16.47 and an exercise price of $11.62; 10,000 options on 11/21/06 with a market price at exercise of $16.41 and an exercise price of $11.61; 50,000 options on 11/28/06 with a market price at exercise of $15.31 and an exercise price of $11.61; and 30,000 options on 11/28/06 with a market price at exercise of $15.31 and an exercise price of $13.05.

Potential Payments Upon Termination or Change in Control

The following table represents estimated payments that would be earned by the NEOs assuming that their employment terminated on the last business day of 2006 (other than Messrs. Wille and Schneider, whose employment with the Company terminated as of June 30, 2006 and November 30, 2006, respectively). Numbers in the following table assume that the appropriate triggering event took place on December 29, 2006, the last business day of such year. For a description of (i) triggering events that provide for payments and benefits set forth in this table, (ii) payment schedules and duration with respect to such payments and benefits, and (iii) how appropriate payment and benefit levels are determined under such triggering events, please see the section captioned “Termination of Employment and Change in Control Arrangements” above. This table does not include payments under the 401k plan, as this plan is available to all salaried employees generally. This table does not reflect additional or alternate payments or benefits provided under individual employment agreements or arrangements between the Company and the NEOs, which are discussed below, including arrangements with NEOs whose employment terminated during 2006.

			Change-in-Control Plan**						Accelerated
	Severance Policy*		First Period			Second Period			Vesting Under
		Other		Acceleration			Acceleration		Option
NEO	($)	Benefits(1)	($)	of Vesting(2)	Other(3)	($)	of Vesting(2)	Other(4)	Agreements(2)
Andrew Gatto(5)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Anthony Cappiello	n/a	n/a	$487,500	n/a	$41,192	$243,750	n/a	$27,461	n/a

Marc Goldfarb	$200,000	(6)	$12,616	450,000	n/a	41,192	225,000	n/a	27,461	n/a
James J. O’Reardon, Jr.	178,700		2,882	268,050	n/a	17,533	134,025	n/a	11,689	n/a
Jeffrey Bialosky	230,000		12,016	517,500	n/a	35,792	258,750	n/a	23,861	n/a

*                      In order to receive the payments and benefits provided by the Severance Policy, the NEO must execute the Company’s General Release, described under “Severance Policy” above.

**                 If a participant is due benefits or payments under both an Additional Agreement and the Change in Control Plan and/or where the Change in Control Plan and the applicable Additional Agreement have inconsistent or conflicting terms and conditions, the participant shall receive the greater of the benefits and payments, and the more favorable terms and conditions to him or her, under the Additional Agreement and the Change in Control Plan, determined on an item-by-item basis.

(1)                Represents cost to the Company for each of Messrs. Goldfarb, O’Reardon and Bialosky: (i) to remain on the Company’s health and dental insurance plan ($10,416), ($1,116) and ($10,416), respectively, during the applicable severance period, and (ii) to pay car allowance and related reimbursements ($2,200) ($1,766) and ($1,600), respectively, for 60 days pursuant to the terms of the Severance Policy.

(2)                All options and/or restricted stock held by the NEOs were fully vested on December 29, 2006. As a result, although the Company’s Change-in-Control Plan and option award agreements provide for the acceleration of the vesting of unvested options and/or restricted stock in connection with specified terminations, these provisions would have had no effect on terminations during 2006.

(3)                Represents cost to the Company for each of Messrs. Cappiello, Goldfarb, O’Reardon and Bialosky: (i) to remain on the Company’s health and dental insurance plan ($21,391), ($21,391), ($1,633) and ($21,391), respectively, during the 18 months following the qualifying termination, and (ii) to pay car allowance and related reimbursements ($19,800), ($19,800), ($15,900) and ($14,400), respectively, for 18 months following the qualifying termination.

(4)                Represents cost to the Company for each of Messrs. Cappiello, Goldfarb, O’Reardon and Bialosky: (i) to remain on the Company’s health and dental insurance plan ($14,260), ($14,261), ($1,089) and ($14,261), respectively, during the 12 months following the qualifying termination, and (ii) to pay car allowance and related reimbursements ($13,200), ($13,200), ($10,600) and ($9,600), respectively, for 9 months following the qualifying termination.

(5)                Mr. Gatto’s severance arrangements are governed by his employment agreement. See “Individual Termination/Change of Control Arrangements” below.

(6)                Mr. Goldfarb’s employment arrangement with the Company specifies that he is entitled to a minimum of 8 month’s of severance under the Severance Policy. See “Employment Agreements and Arrangements” above.

Individual Termination/Change of Control Arrangements

Mr. Gatto

Assuming that an appropriate triggering event took place on December 29, 2006, the last business day of 2006, Mr. Gatto would have been entitled to the following payments and benefits pursuant to his employment agreement with the Company (Mr. Gatto does not participate in the Company’s Change-in-Control Plan or Severance Policy), described in detail in the section captioned “Employment Agreements and Arrangements” above:

A.    Termination by the Company for Cause or by Mr. Gatto without Good Reason (each as defined in his employment agreement): No additional benefit assuming base salary and bonus amounts earned for prior periods as of the date of termination had been paid.

B.     Termination by the Company without Cause, by reason of Mr. Gatto’s Disability or death, or by Mr. Gatto for Good Reason, whether or not in connection with a change-in-control (each as defined in his employment agreement), assuming that all base salary and bonus amounts earned for prior periods as of the date of termination had been paid:

(i)    $1,300,000, representing 200% of his annual base salary, to be paid in 24 equal monthly installments;

(ii)   $268,000, representing the award under the IC Program otherwise payable to him for the year (there would be no pro-ration assuming a termination on the last business day of 2006), to be paid no later than March 31st in the year following the year of termination;

(iii)  $249,180, representing 200% of the incentive compensation award earned by him for 2005, to be paid no later than March 31st in the year following the year of termination;

(iv)  $31,248, representing the cost to the Company for Mr. Gatto: (i) to remain on the Company’s health and dental insurance plan through the second anniversary of the qualifying termination.

As applicable targets have not been set, no payments in respect of the “merit bonus” or “super bonus” would have been made in the event of a termination on December 29, 2006.

Although Mr. Gatto’s employment agreement with the Company, and option award agreements pertaining to outstanding options held by him, provide for the acceleration of the vesting of unvested options in connection with specified terminations, as all options held by Mr. Gatto were fully vested on December 29, 2006, these provisions have no effect on potential payments and benefits for an assumed termination as of such date.

All of the foregoing amounts are without interest if paid when due. In order to receive the foregoing payments, Mr. Gatto and the Company must sign a mutual irrevocable release of existing or future claims against the other and specified affiliated parties arising out of the performance of services to or on behalf of the Company by Mr. Gatto (other than claims with respect to specified sections of the employment agreement). Pursuant to his employment agreement, Mr. Gatto has agreed that during his employment, and for two years thereafter, he will not engage or be interested in any business engaged in the manufacture, distribution, promotion, design, marketing, merchandising or sale of gift, novelty, home décor or baby/infant products that competes directly and materially with a material business of the Company or its subsidiaries, or solicit the employment or retention of any person who is to his knowledge then employed or retained by the Company, or by any of its subsidiaries or affiliates. In addition, Mr. Gatto has agreed that after his employment with the Company has terminated, he will refrain from any action that could reasonably be expected to harm the reputation or goodwill of the Company, its subsidiaries or affiliates. Mr. Gatto has also agreed that during and after his employment, he will retain in the strictest confidence (subject to specified exceptions) all confidential information related to the Company and various affiliated and related parties. If Mr. Gatto breaches the foregoing provisions and such breach is either (x) willful and not inconsequential or (y) in a material respect and not cured promptly after notice from the Company, he shall not thereafter be entitled to any payments or benefits under his employment agreement.

Mr. Cappiello

Assuming that an appropriate triggering event took place on December 29, 2006, Mr. Cappiello would have been entitled to the following payments and benefits pursuant to his employment agreement with the Company, described in detail in “Employment Agreements and Arrangements” above (the modification applicable to Mr. Cappiello’s employment agreement allowing for specified benefits under the Severance Policy became effective as of March 30, 2007):

(i)    $284,375, which is comprised of $27,083 for each of the first 8 months ($216,667) following such assumed termination; $20,312.50 for each of months 9 and 10 following such assumed termination ($40,625); and $13,541.67 for each of months 11 and 12 following such assumed termination ($27,083), paid in accordance with the provisions of the Severance Policy;

(ii)   $28,824, representing the cost to the Company (x) for Mr. Cappiello to remain on the Company’s health and dental insurance plan ($15,624) during the 12 months following the termination, and (y) for his car allowance ($13,200) for 12 months following the termination.

In order for Mr. Cappiello to receive the payments and benefits set forth above, he must execute the Company’s General Release, described under “Severance Policy” above.

Although the Change in Control Plan and Mr. Cappiello’s option award agreement provide for the acceleration of the vesting of unvested options in connection with specified terminations, as all options held by him were fully vested on December 29, 2006, these provisions have no effect on potential payments and benefits for an assumed termination as of such date.

Actual Terminations in 2006

Mr. Wille

Mr. Wille terminated his employment with the Company effective June 30, 2006. Although the Severance Policy did not apply to Mr. Wille’s termination, he was paid severance equal to 6 months ($125,000) of his then-base salary as if such Severance Policy applied, and in the manner prescribed thereunder. In addition, he was awarded the other benefits afforded under the Severance Policy consisting of: (i) remaining on the Company’s health and dental insurance plan (at a cost to the Company of $7,812 during the applicable 6-month severance period, and (ii) $2,200 in respect of his car allowance for 60 days after his termination. Remaining options held by Mr. Wille, which were all vested as of such date, expired and were cancelled 30 days following his termination. In order for Mr. Wille to receive the payments and benefits set forth above, he had to execute the Company’s General Release, described under “Severance Policy” above.

Mr. Schneider

Mr. Schneider’s employment with the Company was terminated as of November 30, 2006. In connection therewith, the Company intends to pay Mr. Schneider for 11 months ($320,833) of his then base salary pursuant to the Severance Policy. In addition, he will be awarded the other benefits afforded under the Severance Policy consisting of: (i) remaining on the Company’s health and dental insurance plan (at a cost to the Company of $14,322 during the applicable 11-month severance period, and (ii) $2,200 in respect of his car allowance for 60 days after his termination. Remaining options held by Mr. Schneider, which were all vested as of such date, expired and were canceled 30 days following his termination. In order for Mr. Schneider to receive the payments and benefits set forth above, he will have to execute the Company’s General Release, described under “Severance Policy” above. In connection with his termination, Mr. Schneider waived any past, present or future rights he might have under the Change in Control Plan, and the Company waived approximately two months that remained on a limited non-compete applicable to

Mr. Schneider. See footnote 5 of the Summary Compensation Table above for amounts paid to Mr. Schneider in 2006 with respect to his termination.

2006 Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards(3)(4)(5) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Angelica Berrie	27,500	n/a	n/a	n/a	n/a	n/a		27,500
Raphael Benaroya	70,000	n/a	2,478	n/a	n/a	n/a		72,478
Carl Epstein	41,250	n/a	2,478	n/a	n/a	n/a		43,728
Fred Horowitz	17,500	n/a	2,478	n/a	n/a	n/a		19,978
Ilan Kaufthal	27,500	n/a	n/a	n/a	n/a	n/a		27,500
Charles Klatskin	31,250	n/a	2,478	n/a	n/a	n/a		33,728
Joseph Kling	58,500	n/a	2,478	n/a	n/a	n/a		60,978
Lauren Krueger(6)	n/a	n/a	n/a	n/a	n/a	n/a		n/a
William Landman	71,250	n/a	2,478	n/a	n/a	n/a		73,728
Daniel Posner(6)	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Salvatore Salibello	22,750	n/a	2,478	n/a	n/a	n/a		25,228
Elliott Wahle	11,500	n/a	2,478	n/a	n/a	n/a		13,978
Josh Weston	75,250	n/a	2,478	n/a	n/a	20,000	(7)	97,728
Michael Zimmerman	10,000	n/a	2,478	n/a	n/a	n/a		12,478

(1)          Ms. Berrie and Mr. Kaufthal resigned from the Board as of August 9, 2006; Mr. Weston retired from the Board as of January 2, 2007; none of Messrs. Epstein, Klatskin, Kling or Wahle are standing for election at the 2007 Meeting; Messrs. Horowitz and Salibello became members of the Board as of June 29, 2006, and Messrs. Posner, Wahle, Zimmerman and Ms. Krueger became members of the Board as of October 5, 2006.

(2)          Reflects board retainer fees and board and committee attendance fees.

(3)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006 in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information with respect to the assumptions used in determining the 123(R) values, refer to footnote 19 to the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)          The full grant date fair value of each of these options awards, as calculated under FAS 123(R) for financial statement reporting purposes, is $743,476. Assumptions used in determining the 123(R) values are described in footnote 19 to the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(5)          Outstanding option awards at December 31, 2006 for each director (other than Mr. Gatto, who has 350,000 options outstanding as shown in the “2006 Outstanding Equity Awards at Fiscal Year End” table above) in 2006 are as follows:

Name	Outstanding Option Awards at 12/31/06
Angelica Berrie	-0-
Raphael Benaroya	30,000
Carl Epstein	30,000
Fred Horowitz	15,000
Ilan Kaufthal	-0-
Charles Klatskin	30,000
Joseph Kling	15,000
Lauren Krueger	-0-
William Landman	30,000
Daniel Posner	-0-
Salvatore Salibello	15,000
Elliott Wahle	15,000
Josh Weston	30,000
Michael Zimmerman	15,000

(6)          Ms. Krueger and Mr. Posner waived all applicable Board fees and option grants for 2006.

(7)          Reflects a special bonus to be paid to Mr. Weston following his retirement from the Board as of January 2, 2007 in recognition of his services as Chairman of the Board.

Directors who are employees of the Company receive no additional compensation for services as a director (for this reason, Mr. Gatto, who also serves as a director, is not included in the foregoing tables), however, all directors are reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, the following compensation arrangements apply to each director who is not an officer or other employee of the Company (“Non-Employee Directors”): (i) an annual retainer for service as a director of $15,000; (ii) a fee for attendance at each Board meeting of $1,250, except that the Chairman of the Board, if any, will receive $2,000 for each Board meeting attended; (iii) a fee for attendance at each Audit Committee meeting of $1,500, except that the Chairman of the Audit Committee will receive $2,000 for each Audit Committee meeting attended; and (iv) a fee for attendance at each Board committee meeting, other than the Audit Committee, of $1,250, except that the Chairman of such committee will receive $2,000 for each committee meeting attended. In addition, Non-Employee Directors are entitled to reimbursement of $2,000 per day for participation in any directors’ retreat attended during the year. Further, each Non-Employee Director will receive an annual grant of options to purchase 15,000 shares of the Company’s Common Stock pursuant to the 2004 Plan. On November 1, 2006, Non-Employee Directors (other than Mr. Posner and Ms. Krueger) were each granted options to purchase 15,000 shares of Common Stock pursuant to the 2004 Plan, at an exercise price of $15.05 per share. See “2004 Stock Option, Restricted and Non-Restricted Stock Plan” above for a description of the material terms of the 2004 Plan.

Previously, Non-Employee Directors were eligible to receive non-qualified stock options under the Company’s 1994 Stock Option Plan for Outside Directors and the 1999 Stock Option Plan for Outside Directors. However, as reported in the 2005 Proxy Statement, all options granted to Non-Employee Directors under such plans were either exercised or tendered pursuant to the cash tender offer that the Company announced on May 7, 2004 and, as a result, there were no outstanding options under either plan during 2006. Commencing January 1, 2004, Non-Employee Directors became eligible to receive awards of non-qualified stock options under the 2004 Plan.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in its charter, include assisting the Board of Directors in its oversight of the Company’s financial reporting process (a link to the current Audit Committee charter can be found on the Company’s website located at www.russberrie.com under “Corporate Governance”). In this context, the Audit Committee has separately reviewed and discussed the audited financial statements of the Company with management and the independent auditors. The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board, and the Audit Committee has discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s review and discussions reported above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The Audit Committee has determined that the provision of non-audit services by KPMG LLP, the principal accountants of the Company for 2006, is compatible with maintaining such accountant’s independence.

Russ Berrie and Company, Inc. Audit Committee
Salvatore Salibello, Joseph Kling, William A. Landman and Elliott Wahle*

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as the Company’s independent registered public accounting firm for fiscal years from 2002 through 2006. It is expected that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they so desire, to make a statement. The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for fiscal year 2007.

AUDIT FEES

The aggregate fees billed by the Company’s independent registered public accounting firm, KPMG LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2006 (including services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and an agreed-upon procedures letter required in connection with the Company’s senior lender) and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended December 31, 2006, and certifications, and services that are normally provided in connection with statutory and regulatory filings for such fiscal year, were $1,386,000. The aggregate fees billed by the Company’s independent registered public accounting firm, KPMG LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2005 (including services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002), and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended December 31, 2005, and services that are normally provided in connection with statutory and regulatory filings for such fiscal year, were $1,384,000.

*                    Neither Mr. Kling nor Mr. Wahle is standing for election at the 2007 Meeting. Mr. Weston retired from the Board effective January 2, 2007.

AUDIT-RELATED FEES

The aggregate fees billed by the Company’s independent registered public accounting firm, KPMG LLP, for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements that are not already reported above under the caption “Audit Fees” totaled $45,000 for fiscal year ended December 31, 2006, which fees were billed for employee benefit plan audits and $38,000 for fiscal year ended December 31, 2005, which fees were billed for employee benefit plan audits.

TAX FEES

The aggregate fees billed by the Company’s independent registered public accounting firm, KPMG LLP, for professional services for tax compliance and advisory services totaled $135,000 for fiscal year ended December 31, 2006, and $91,000 for fiscal year ended December 31, 2005.

ALL OTHER FEES

Other than as set forth above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” there were no other services rendered or fees billed by the Company’s independent registered public accounting firm, KPMG LLP, for the fiscal year ended December 31, 2006 or for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Under its charter, the Audit Committee has the sole authority to retain and replace the Company’s independent auditors, and to approve, in advance, all audit engagement fees and terms, as well as all non-audit engagements permitted by law with the independent auditors. Each of the individual engagements for the services described above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal years ended December 31, 2006 and 2005 were approved by the Audit Committee in advance of the engagement of KPMG, LLP for any such services in accordance with the provisions of Regulation S-X Rule 2-01(c)(7)(i)(A).

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 10, 2007, the shares of Common Stock beneficially owned by each director and nominee for director of the Company, by the named executive officers of the Company and by all directors and executive officers of the Company as a group. None of the shares of Common Stock beneficially owned by directors or nominees as set forth in the table below constitute directors’ qualifying shares.

Name of Director, Officer or Identity of Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Acquirable Within 60 Days(2)	Total Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Raphael Benaroya(3)(4)	18,405		15,000	33,405		*
Jeffrey Bialosky	1,554		25,000	26,554		*
Anthony Cappiello	2,192		40,000	42,192		*
Mario Ciampi	-0-		-0-	-0-	-0-
Carl Epstein(4)(5)	1,000		15,000	16,000		*
Andrew Gatto	-0-		350,000	350,000	1.7%
Marc S. Goldfarb	-0-		40,000	40,000		*
Frederick Horowitz(4)	-0-		-0-	-0-	-0-
Charles Klatskin(4)(5)	21,300	(6)	15,000	36,300		*
Joseph Kling(4)(5)	-0-		-0-	-0-	-0-
Lauren Krueger	-0-		-0-	-0-	-0-
William A. Landman(4)	-0-		15,000	15,000		*
James J. O’Reardon, Jr.	-0-		7,500	7,500		*
Daniel Posner	-0-		-0-	-0-	-0-
Keith Schneider(7)	-0-		-0-	-0-	-0-
Salvatore Salibello(4)	5,000		-0-	5,000		*
Elliott Wahle(4)(5)	-0-		-0-	-0-	-0-
John Wille(7)	-0-		-0-	-0-	-0-
Michael Zimmerman(4)(8)	4,399,733		-0-	4,399,733	20.9%
All directors, director nominees and officers as a group (19 persons)	4,449,184		522,500	4,971,684	23.0%

*                    Less than 1%

(1)          Each individual has the sole power to vote and dispose of the shares of Common Stock set forth in the table, except as provided in note 8 below.

(2)          Consists of shares subject to stock options granted by the Company that are exercisable within 60 days of April 10, 2007.

(3)          Excludes 315 shares owned by Mr. Benaroya’s wife, of which Mr. Benaroya disclaims beneficial ownership.

(4)          Excludes 15,000 options not exercisable within 60 days of April 10, 2007.

(5)          None of Messrs. Klatskin, Kling, Epstein and Wahle are standing for election at the 2007 Meeting.

(6)          These shares have been pledged by the beneficial owner.

(7)          Mr. Schneider left the employ of the Company in November 2006; Mr. Wille left the employ of the Company in June 2006; remaining options held by them have been canceled in connection with such terminations.

(8)          See footnotes (1) and (2) in the “Security Ownership of Certain Beneficial Owners” table set forth below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 10, 2007, with respect to each person (including any group as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock: (i) the name and address of such owner, (ii) the number of shares beneficially owned, and (iii) the percentage of the total number of shares of Common Stock outstanding so owned.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class*
Prentice Capital Management, LP	4,399,733	(1)	20.9%
623 Fifth Avenue
New York, NY 10022
Michael Zimmerman	4,399,733	(1)(2)	20.9%
c/o Prentice Capital Management, LP
623 Fifth Avenue1
New York, NY 10022
D. E. Shaw Laminar Portfolios, L.L.C.	4,399,733	(3)	20.9%
120 West 45th Street, 39th Floor
Tower 45
New York, NY 10036
Third Avenue Management LLC	3,619,285	(4)	17.2%
622 Third Avenue, 32nd Floor
New York, New York 10017
Franklin Advisory Services, LLC	2,537,500	(5)	12.0%
One Parker Plaza, 9th Floor
Fort Lee, NJ 07024
Dimensional Fund Advisors LP	1,141,255	(6)	5.4%
1299 Ocean Avenue
Santa Monica, CA 90401

*                    Note that because the beneficial ownership of certain of the shares of Common Stock listed herein is shared by certain of such beneficial owners, as determined pursuant to the rules of the SEC, the percentages set forth in this table aggregate to nearly 100%, even though this table does not represent all holdings of Common Stock of the Company.

(1)          As reported in a Schedule 13D filed on August 14, 2006 (the “Prentice 13D”) by Prentice Capital Management, LP (“PCM”) and Michael Zimmerman as reporting persons. The Prentice 13D states that the shares reported in the Prentice 13D were acquired by private investment funds and managed accounts with respect to which PCM and Mr. Zimmerman control the investing and trading in securities (see note (2) below), and that neither of them directly own any of such shares. The Prentice 13D states that PCM serves as investment manager to investment funds (including Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., Prentice Special

Opportunities, LP, Prentice Special Opportunities Offshore, Ltd. and Prentice Special Opportunities Master, L.P.) and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority, including over the shares reported in the Prentice 13D. The Prentice 13D states that PCM and Mr. Zimmerman are each reporting persons under the Prentice 13D because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, however, each of PCM and Mr. Zimmerman disclaims beneficial ownership of all of the shares reported in the Prentice 13D. As is explained further in note (2) below, PCM and Mr. Zimmerman have reported shared voting and dispositive power with respect to the 4,399,733 Shares reported in the Prentice 13D.

(2)          As stated in the Prentice 13D, the principal business of Mr. Zimmerman is to act as the managing member of (i) Prentice Management GP, LLC, the general partner of PCM, (ii) Prentice Capital GP, LLC, the general partner of certain investment funds and (iii) Prentice Capital GP II, LLC, the managing member of Prentice Capital GP II, LP, which is the general partner of certain other investment funds. The Prentice 13D states that as such, he may be deemed to control PCM and their investment funds and managed accounts and therefore may be deemed to be the beneficial owner of the shares reported in the Prentice 13D. PCM and Mr. Zimmerman have reported shared voting and dispositive power with respect to the 4,399,733 Shares reported in the Prentice 13D.

(3)          As reported in a Schedule 13D (the “Laminar 13D”) filed on August 18, 2006 by D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“Laminar”), D. E. Shaw & Co., L.P., a Delaware limited partnership (“DESCO LP”), D. E. Shaw & Co., L.L.C., a Delaware limited liability company (“DESCO LLC”), and David E. Shaw. As stated in the Laminar 13D, Laminar has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares reported in the Laminar 13D, however, DESCO LP as Laminar’s investment adviser, and DESCO LLC, as Laminar’s managing member, may be deemed to share such powers. In addition, DESCO II, Inc., as managing member of DESCO LLC, and DESCO, Inc., as general partner of DESCO LP, may each also be deemed to share such powers. None of DESCO LP, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any shares of Common Stock directly and each such entity disclaims beneficial ownership of the shares reported in the Laminar 13D. David E. Shaw is the president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and is also the president and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC. As such, the Laminar 13D states that David E. Shaw may be deemed to also have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares reported in the Laminar 13D and, therefore, David E. Shaw may be deemed to be the indirect beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of all such shares.

(4)          As reported in the Schedule 13D filed by Third Avenue Management LLC (“TAM”) with the SEC on February 23, 2006 (the “TAM 13D”). The TAM 13D states that TAM is a registered investment advisor that acts as direct advisor to certain investment companies and other funds, as a sub-advisor to certain other institutions, and as an advisor to separately managed accounts. Certain portfolios of these funds have used working capital to purchase shares of the Company’s Common Stock as detailed in the TAM 13D, upon the orders of TAM acting as advisor or sub-advisor. TAM, as reported in the TAM 13D, has the sole power to vote or direct the vote with respect to 3,525,810 of the shares covered by the TAM 13D and has the sole power to dispose or direct the disposition of all shares covered by the TAM 13D (3,619,285 shares).

(5)          As reported on the Schedule 13G/A filed by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (“FAS”) with the SEC on February 6, 2007 (the “Franklin 13G/A”). The Franklin 13G/A states that FAS has the sole power to vote or direct the vote with respect to 2,525,300 of the shares covered by the Franklin 13G/A, and the sole power to dispose or direct the disposition of all shares covered by the Franklin 13G/A (2,537,500 shares). The Franklin 13G/A also states that the securities reported thereon are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (the “Investment Management Subsidiaries”) of FRI. The voting and investment powers held by Franklin Mutual Advisors, LLC (“FMA”), an indirect wholly-owned Investment Management Subsidiary, are exercised independently from FRI and all other Investment Management Subsidiaries, and are consequently reported separately therefrom. The Franklin 13G/A states that each of the Investment Management Subsidiaries, FRI, Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of FRI) may be deemed to be the beneficial owner of the securities covered by the Franklin 13G/A, but each of the foregoing disclaims any pecuniary interest in the securities covered by the Franklin 13G/A. In addition, Charles B. Johnson, Rupert H. Johnson, Jr., FRI, and its affiliates disclaim beneficial ownership of the securities covered by the 13G/A. Furthermore, the Franklin 13G/A states that FRI, Charles B. Johnson, Rupert H. Johnson, Jr., and each of the Investment Management Subsidiaries believe that they are not a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the beneficial ownership of the securities held by any of them or by any persons or entities for whom or for which FRI subsidiaries provide investment management services.

(6)          As reported in a Schedule 13G filed on February 9, 2007 by Dimensional Fund Advisors LP (the “Dimensional 13G”). As reported in the Dimensional 13G, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities described in the Dimensional 13G, and may be deemed to be the beneficial owner of such securities. However, all securities reported in the Dimensional 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of such securities.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

The warehouse, office and distribution facilities set forth below are (or were during 2006) leased to the Company as follows: (1) the Petaluma, California facility was leased to the Company’s wholly-owned subsidiary, Russ Berrie & Co. (West), Inc., by the 2002A Trust,(1) the beneficiaries of which include Angelica Berrie and the Foundation, until April 25, 2006, when this facility was sold to an unrelated third party (as has been previously reported, this lease expired on June 30, 2006); (2) the South Brunswick, New Jersey facility was leased to the Company by the Executors(2) on behalf of the Estate (Angelica Berrie holds the sole beneficial interest in these premises) until its sale to an unaffiliated third party in January of 2007, who assumed the lease; (3) until January 30, 2006, the Oakland, New Jersey facility was leased to the Company by a partnership directly or indirectly owned by the Executors on behalf of the Estate (beneficiaries of the Estate include, among others, Angelica Berrie and the Foundation), Murray Berrie, the brother of the late Mr. Russell Berrie, Mr. Russell Berrie’s children, Leslie Berrie, Scott Berrie and Richard Berrie, and various other relatives of Mr. Russell Berrie. On January 31, 2006, the partnership sold the Oakland, New Jersey property to an unrelated party, who assumed the lease; and (4) the Hounsdown, United Kingdom facility was leased to the Company’s wholly-owned subsidiary, Russ Berrie (U.K.) Limited (“RBUK”), by Hounsdown, Inc. (“Hounsdown”), a New Jersey corporation (Angelica Berrie is the sole shareholder of Hounsdown) until the facility was sold to an unaffiliated third party in October of 2006, with whom RBUK negotiated a new lease. In connection with the sale of the Hounsdown facility, (i) Hounsdown paid RBUK £800,000 for unamortized improvements (U.S. $408,320 at the December 31, 2006 exchange rate), (ii) RBUK paid Hounsdown £250,000 (U.S. $127,600 at the December 31, 2006 exchange rate) for canceling the original lease and (iii) the new landlord purchased warehouse racking and conveyor items from RBUK in the amount of £750,000 (U.S. $382,800 at the December 31, 2006 exchange rate).

The Company believes that the terms of these leases were no less favorable to the Company than could have been obtained from unaffiliated third parties. As set forth above, none of the foregoing facilities are currently leased to the Company or its subsidiaries from related persons.

(1)          The trustees of the Trust include Mr. Weston, who retired from the Board as of January 2, 2007, Mr. Kaufthal, who resigned from the Board effective August 9, 2006, Ms. Berrie, who resigned from the Board effective August 9, 2006, Mr. Benaroya, Mr. Myron Rosner and Mr. Norman Seiden. Other than Ms. Berrie, the other trustees have no pecuniary interest in the Trust.

(2)          The executors of the Estate are Angelica Berrie, Myron Rosner and Ilan Kaufthal. Other than Ms. Berrie, the other executors have no pecuniary interest in the Estate.

The table below lists such facilities, rental payments made from January 1, 2006 until the time of sale of the relevant facility to an unaffiliated third party and the lease expiration dates.

Facility	Applicable Rental(3)		Lease Expiration(4)
Petaluma, California	$312,333	(5)	June 30, 2006
Oakland, New Jersey	$121,485	(6)	March 31, 2009
South Brunswick, New Jersey	$2,242,920	(7)	May 31, 2014
Hounsdown, United Kingdom	$1,561,078	(8)	October, 2006
TOTAL	$4,237,816

(3)          Reflects base rental obligations during the period that such leases constituted related person transactions in 2006. Does not include payments for real estate taxes and certain other items applicable to the premises.

(4)          Renewal and early termination options for each surviving lease are as follows: (i) the Oakland lease can be terminated by the Company at any time upon 24 months advance written notice; and (ii) the South Brunswick lease can be terminated by the Company at any time upon 24 months advance written notice, provided that if such termination occurs at any time on or prior to May 31, 2009, the Company must pay the Landlord $1,121,460, plus six months of real estate taxes assessed against the demised premises.

(5)          Annual rental was $937,000. This facility was sold to an unaffiliated third party in April, 2006 and the lease expired on June 30, 2006.

(6)          Annual rental was $728,910 for April 1, 2006 through March 31, 2007. The annual rental is subject to further annual adjustments commencing April 1st of each year of the lease term (the next adjustment being April 1, 2007) in an amount equal to the increase in the cost of living, as estimated by the U.S. Bureau of Labor Statistics Consumer Price Index, but in no event greater than 3% of the previous year’s rent. This facility was sold to an unaffiliated third party in January of 2006, who assumed the lease.

(7)          Represents annual rental for 2006. This facility was sold to an unaffiliated third party as of January, 2007, who assumed the lease.

(8)          Annual rental was $1,802,892, representing rental of 998,031 pounds sterling converted at the December 31, 2006 exchange rate. This facility was sold to an unaffiliated third party as of October, 2006.

Since 1983, the Company had been a guarantor of a loan agreement between the late Mr. Russell Berrie and the New Jersey Economic Development Authority (the “EDA”), which was entered into on December 1, 1983, pursuant to which the EDA issued its Economic Development Bond in the principal amount of $7,000,000 (the “Bond”) to finance the construction of the South Brunswick facility. Mr. Berrie (and after his death, his Estate) was the primary obligor with respect to the Bond. In connection therewith, the Company, in 1983, caused the issuance of a letter of credit in an amount of approximately $7.4 million (and on March 14, 2006, caused the issuance of a back-stop letter of credit in the same amount) to secure the payment obligations with respect to the Bond and had granted a security interest on accounts receivable and inventory of the Company up to $2 million to secure its obligations under its guarantee and the Amended and Restated Letter of Credit Reimbursement Agreement (“LCRA”) executed in connection therewith. On April 3, 2006, the Estate (with funds provided by Ms. Berrie) redeemed the Bond. As a result, the Company’s obligations under the guarantee discussed above (as well as the LCRA, all letters of credit and related security interests) were terminated.

The Company paid approximately $310,000 during 2006 to Wilentz, Goldman & Spitzer, P.A. (“Wilentz”), a law firm that provides legal services to the Company. Mr. Rosner, who was deemed to beneficially own more than five percent of the Company’s Common Stock until the consummation of the Purchases, is Of Counsel to Wilentz (he was shareholder and director of Wilentz until December 31, 2004).

The Company entered into an agreement dated September 21, 2000 with Charles Klatskin Company, Inc. to provide real estate brokerage services with respect to certain potential real estate transactions. The agreement provides that, unless otherwise agreed in writing, Charles Klatskin Company, Inc. will receive compensation only from the landlord or seller of the real estate transaction. Mr. Charles Klatskin, a member of the Company’s Board (until the date of the 2007 Meeting), is Chairman and President of Charles Klatskin Company, Inc. In 2006, neither Mr. Klatskin nor his firm received any compensation from the Company with respect to this agreement.

On November 1, 2005, the Company entered into an agreement with Klatskin Associates d/b/a Lee & Klatskin Associates (the “Broker”), pursuant to which the Broker has the exclusive right to offer for sublease certain property leased by the Company in Cranbury, New Jersey. Pursuant to this agreement, the Broker is entitled to 5% of the total gross aggregate rental, and an additional 5% commission upon the execution of all renewals, extensions, renegotiations and similar events for a term of 25 years. The Broker is also entitled to a commission for consummated transactions if negotiations commence on a sale or lease during the term or within six months thereafter. Mr. Klatskin is the Chairman and Chief Executive Officer of the Broker. To date, neither Mr. Klatskin nor the Broker has received any compensation from the Company with respect to this agreement.

In connection with the Purchases, as of August 10, 2006, the Company entered into the IRA with the Prentice Buyers and Laminar, pursuant to which the Company has, subject to specified limitations, agreed to nominate for election with respect to all stockholders meetings or consents concerning the election of members of the Board, two Prentice Directors and two Laminar Directors. The current Prentice Directors are Messrs. Wahle and Zimmerman. The current Laminar Directors are Mr. Posner and Ms. Krueger. The Company has also granted certain registration rights to the Prentice and Laminar. See the Company’s Current Report on Form 8-K dated August 14, 2006, with respect to further details regarding the IRA.

Review and Approval of Transactions with Related Persons

The Audit Committee of the Board is responsible for assisting the Board in fulfilling its oversight responsibilities by, among other things, monitoring any transactions between related persons (including, but not limited to, officers, directors, and principal stockholders) and the Company or its subsidiaries (other than normal and usual compensation arrangements). This obligation is set forth in writing in our Audit Committee Charter. In order to fulfill this obligation, the Audit Committee reviews with the Board any such proposed transactions involving related persons and/or their immediate family members for the Board’s consideration and ultimate approval.

To identify related person transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. The Board reviews all related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when a person’s private interest interferes in any way (or even appears to interfere) with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.

Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to consult with higher levels of management or the Company’s Legal Department. In accordance with such Code, any employee, officer or director who becomes aware of a conflict or potential conflict is instructed to bring it to the attention of a supervisor, manager or other appropriate personnel.

In considering the approval of any proposed transaction with a related person, the Board considers a variety of factors, including, but not limited to:

•       whether the terms of such transaction are consistent with those that could be obtained from third-parties;

•       whether the Company would receive a benefit from proceeding with a related person that would otherwise be unavailable (in terms of knowledge of the Company, for example);

•       the nature of the related person’s interest in the transaction;

•       the material terms of the transaction, including, without limitation, the amount and the type of transaction;

•       whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company;

•       the materiality of the transaction to the related person and any entity with which such related person is affiliated;

•       the materiality of the transaction to the Company; and

•       any other factors deemed appropriate by the Board.

The Board has reviewed and approved all of the transactions discussed in this section.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. In addition, we are prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer. A copy of our current Code of Business Conduct and Ethics is available on our website.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such Section 16(a) forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with on a timely basis except that: (i) Salvatore Salibello, a member of the Company’s Board, filed a late Form 4 on January 3, 2007 with respect to a purchase of 5,000 shares of Company Common Stock on August 24, 2006; (ii) Anthony Cappiello, an executive officer of the Company, filed a late Form 4 on November 28, 2006 with respect to the exercise of 10,000 stock options and the sale of the underlying Common Stock on November 21, 2006; and (iii) Daniel Posner and Lauren Krueger (formerly Robertsen), each members of the Company’s Board, filed late Form 3’s on November 6, 2006 and Elliott Wahle, a member of the Company’s Board, filed a late Form 3 on November 2, 2006, in each case with respect to their election to the Board on October 5, 2006.

SHAREHOLDER PROPOSALS

In order to be included in the proxy statement and form of proxy relating to the 2008 Annual Meeting of Shareholders (the “2008 Meeting”), proposals of shareholders intended to be presented at the 2008 Meeting must be received by the Company on or before December 26, 2007. Any such proposals should be submitted in writing to: Corporate Secretary, Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials are requested to provide advance notice of such proposal to the Company at the aforementioned address on or before March 11, 2008. If a shareholder fails to provide notice by this date, then the holders of the proxies with respect to the 2008 Meeting will use their discretionary authority to vote the shares of Common Stock they represent with respect to the proposal as they may determine.

By Order of the Board of Directors,
Marc S. Goldfarb
Corporate Secretary
Oakland, New Jersey
April 24, 2007

REVOCABLE PROXY

RUSS BERRIE AND COMPANY, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Shareholders, May 18, 2007

The undersigned, revoking all prior proxies, hereby appoints Andrew Gatto and Raphael Benaroya, and each of them, as proxies with full power of substitution and resubstitution, and hereby authorizes them to represent and to vote as designated below the shares of Common Stock of Russ Berrie and Company, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Russ Berrie and Company, Inc., to be held on Friday, May 18, 2007 at 10:00 a.m. at Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey, and at any adjournments or postponements thereof.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

IMPORTANT: Please sign exactly as name appears above. When shares are held by joint tenants, both owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please sign your name and indicate your full title as such. If an entity, please sign in full entity name by an authorized person, indicating his/her title.

1. Election of the directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.	For All	Withhold All	For All Except
	☐	☐	☐

Nominees:

Raphael Benaroya, Mario Ciampi, Andrew R. Gatto, Frederick J. Horowitz, Lauren Krueger, William A. Landman, Daniel Posner, Salvatore M. Salibello and Michael Zimmerman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.               In their discretion, the proxies are authorized to vote upon all other matters which may properly come before the annual meeting or any adjournments or postponements thereof.

The Board recommends a vote FOR the election of the nominee directors.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.      ☐

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED (i) “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR; AND (ii) ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Detach above card, sign, date and mail in postage paid envelope provided.

RUSS BERRIE AND COMPANY, INC.

The above signed hereby acknowledges receipt, prior to the execution of this proxy, of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith with respect to the Russ Berrie and Company, Inc. 2007 Annual Meeting of Shareholders.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY, USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, OR IF YOU HAVE ANY COMMENTS, PLEASE INDICATE IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.